Exhibit 99.3
Item 8.    Financial Statements and Supplemental Data

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of iStar Inc.
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iStar Inc. and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9a of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
New York, New York
February 24, 2017, except with
respect to our opinion on the
consolidated financial statements
insofar as it relates to the effects
of discontinued operations
discussed in Note 4, as to which
the date is September 5, 2017

iStar Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	As of December 31,
	2016	2015
ASSETS
Real estate
Real estate, at cost	$1,740,893	$1,888,756
Less: accumulated depreciation	(353,619)	(397,981)
Real estate, net	1,387,274	1,490,775
Real estate available and held for sale	237,531	286,115
Total real estate	1,624,805	1,776,890
Land and development, net	945,565	1,001,963
Loans receivable and other lending investments, net	1,450,439	1,601,985
Other investments	214,406	254,172
Cash and cash equivalents	328,744	711,101
Accrued interest and operating lease income receivable, net	11,254	15,773
Deferred operating lease income receivable, net	88,189	93,424
Deferred expenses and other assets, net	162,112	142,484
Total assets	$4,825,514	$5,597,792
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$211,570	$214,835
Loan participations payable, net	159,321	152,086
Debt obligations, net	3,389,908	4,118,823
Total liabilities	3,760,799	4,485,744
Commitments and contingencies (refer to Note 11)	—	—
Redeemable noncontrolling interests (refer to Note 5)	5,031	10,718
Equity:
iStar Inc. shareholders' equity:
Preferred Stock Series D, E, F, G and I, liquidation preference $25.00 per share (refer to Note 13)	22	22
Convertible Preferred Stock Series J, liquidation preference $50.00 per share (refer to Note 13)	4	4
Common Stock, $0.001 par value, 200,000 shares authorized, 72,042 and 81,109 shares issued and outstanding as of December 31, 2016 and 2015, respectively	72	81
Additional paid-in capital	3,602,172	3,689,330
Retained earnings (deficit)	(2,581,488)	(2,625,474)
Accumulated other comprehensive income (loss) (refer to Note 13)	(4,218)	(4,851)
Total iStar Inc. shareholders' equity	1,016,564	1,059,112
Noncontrolling interests	43,120	42,218
Total equity	1,059,684	1,101,330
Total liabilities and equity	$4,825,514	$5,597,792

The accompanying notes are an integral part of the consolidated financial statements.

iStar Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Years Ended December 31,
	2016	2015	2014
Revenues:
Operating lease income	$191,180	$211,207	$229,672
Interest income	129,153	134,687	122,704
Other income	46,514	49,924	77,583
Land development revenue	88,340	100,216	15,191
Total revenues	455,187	496,034	445,150
Costs and expenses:
Interest expense	221,398	224,639	224,483
Real estate expense	137,522	146,509	162,829
Land development cost of sales	62,007	67,382	12,840
Depreciation and amortization	51,660	62,045	70,375
General and administrative	84,027	81,277	88,287
(Recovery of) provision for loan losses	(12,514)	36,567	(1,714)
Impairment of assets	14,484	10,524	34,634
Other expense	5,883	6,374	6,340
Total costs and expenses	564,467	635,317	598,074
Income (loss) before earnings from equity method investments and other items	(109,280)	(139,283)	(152,924)
Loss on early extinguishment of debt, net	(1,619)	(281)	(25,369)
Earnings from equity method investments	77,349	32,153	94,905
Income (loss) from continuing operations before income taxes	(33,550)	(107,411)	(83,388)
Income tax benefit (expense)	10,166	(7,639)	(3,912)
Income (loss) from continuing operations	(23,384)	(115,050)	(87,300)
Income from discontinued operations	18,270	15,077	13,122
Income from sales of real estate	105,296	93,816	89,943
Net income (loss)	100,182	(6,157)	15,765
Net (income) loss attributable to noncontrolling interests	(4,876)	3,722	704
Net income (loss) attributable to iStar Inc.	95,306	(2,435)	16,469
Preferred dividends	(51,320)	(51,320)	(51,320)
Net (income) loss allocable to HPU holders and Participating Security holders(1)(2)	(14)	1,080	1,129
Net income (loss) allocable to common shareholders	$43,972	$(52,675)	$(33,722)
Per common share data:
Income (loss) attributable to iStar Inc. from continuing operations:
Basic	$0.35	$(0.79)	$(0.55)
Diluted	$0.35	$(0.79)	$(0.55)
Net income (loss) attributable to iStar Inc.:
Basic	$0.60	$(0.62)	$(0.40)
Diluted	$0.60	$(0.62)	$(0.40)
Weighted average number of common shares:
Basic	73,453	84,987	85,031
Diluted	73,835	84,987	85,031
Per HPU share data(1):
Income (loss) attributable to iStar Inc. from operations—Basic and diluted	$—	$(153.67)	$(103.54)
Net income (loss) attributable to iStar Inc.—Basic and diluted	$—	$(120.00)	$(75.27)
Weighted average number of HPU share—Basic and diluted	—	9	15
_______________________________________________________________________________

(1)	All of the Company's outstanding High Performance Units ("HPUs") were repurchased and retired on August 13, 2015 (refer to Note 13).

(2)
Participating Security holders are non-employee directors who hold common stock equivalents ("CSEs") and restricted stock awards granted under the Company's Long Term Incentive Plans that are eligible to participate in dividends (refer to Note 14 and Note 15).

The accompanying notes are an integral part of the consolidated financial statements.

iStar Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	For the Years Ended December 31,
	2016	2015	2014
Net income (loss)	$100,182	$(6,157)	$15,765
Other comprehensive income (loss):
Reclassification of (gains)/losses on available-for-sale securities into earnings upon realization(1)	—	(2,576)	(90)
Reclassification of (gains)/losses on cash flow hedges into earnings upon realization(2)	598	921	4,116
Realization of (gains)/losses on cumulative translation adjustment into earnings upon realization(3)	—	—	968
Unrealized gains/(losses) on available-for-sale securities	274	(532)	3,367
Unrealized gains/(losses) on cash flow hedges	(85)	(1,202)	(5,187)
Unrealized gains/(losses) on cumulative translation adjustment	(154)	(491)	131
Other comprehensive income (loss)	633	(3,880)	3,305
Comprehensive income (loss)	100,815	(10,037)	19,070
Comprehensive (income) loss attributable to noncontrolling interests	(4,876)	3,722	710
Comprehensive income (loss) attributable to iStar Inc.	$95,939	$(6,315)	$19,780
_______________________________________________________________________________

(1)	Reclassified to "Other income" in the Company's consolidated statements of operations.

(2)
Reclassified to "Interest expense" in the Company's consolidated statements of operations are $217, $456 and $62 for the years ended December 31, 2016, 2015 and 2014, respectively. Reclassified to "Other Expense" in the Company's consolidated statements of operations is $3,634 for the year ended December 31, 2014 (refer to Note 12). Reclassified to "Earnings from equity method investments" in the Company's consolidated statements of operations are $381, $465 and $420, respectively, for the years ended December 31, 2016, 2015 and 2014.

(3)	Reclassified to "Earnings from equity method investments" in the Company's consolidated statements of operations.

The accompanying notes are an integral part of the consolidated financial statements.

iStar Inc.
Consolidated Statements of Changes in Equity
For the Year Ended December 31, 2016
(In thousands)

	iStar Inc. Shareholders' Equity
	Preferred Stock(1)	Preferred Stock Series J(1)	HPU's(2)	Common Stock at Par	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balance as of December 31, 2013	$22	$4	$9,800	$83	$3,759,245	$(2,521,618)	$(4,276)	$58,205	$1,301,465
Dividends declared—preferred	—	—	—	—	—	(51,320)	—	—	(51,320)
Issuance of stock/restricted stock unit amortization, net	—	—	—	2	(13,091)	—	—	—	(13,089)
Net income (loss) for the period(3)	—	—	—	—	—	16,469	—	1,221	17,690
Change in accumulated other comprehensive income (loss)	—	—	—	—	—	—	3,305	—	3,305
Change in additional paid in capital attributable to redeemable noncontrolling interest	—	—	—	—	(1,533)	—	—	—	(1,533)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	565	565
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(4,820)	(4,820)
Change in noncontrolling interest(4)	—	—	—	—	—	—	—	(3,915)	(3,915)
Balance as of December 31, 2014	$22	$4	$9,800	$85	$3,744,621	$(2,556,469)	$(971)	$51,256	$1,248,348
Dividends declared—preferred	—	—	—	—	—	(51,320)	—	—	(51,320)
Issuance of stock/restricted stock unit amortization, net	—	—	—	—	4,961	—	—	—	4,961
Net income (loss) for the period(3)	—	—	—	—	—	(2,435)	—	(266)	(2,701)
Change in accumulated other comprehensive income (loss)	—	—	—	—	—	—	(3,880)	—	(3,880)
Repurchase of stock	—	—	—	(5)	(70,411)	—	—	—	(70,416)
Redemption of HPUs	—	—	(9,800)	1	15,238	(15,250)	—	—	(9,811)
Change in additional paid in capital attributable to noncontrolling interests(5)	—	—	—	—	(5,079)	—	—	—	(5,079)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	205	205
Distributions to noncontrolling interests(5)	—	—	—	—	—	—	—	(8,977)	(8,977)
Balance as of December 31, 2015	$22	$4	$—	$81	$3,689,330	$(2,625,474)	$(4,851)	$42,218	$1,101,330

iStar Inc.
Consolidated Statements of Changes in Equity
For the Years Ended December 31, 2015 and 2014
(In thousands)

	iStar Inc. Shareholders' Equity
	Preferred Stock(1)	Preferred Stock Series J(1)	HPU's(2)	Common Stock at Par	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balance as of December 31, 2015	$22	$4	$—	$81	$3,689,330	$(2,625,474)	$(4,851)	$42,218	$1,101,330
Dividends declared—preferred	—	—	—	—	—	(51,320)	—	—	(51,320)
Issuance of stock/restricted stock unit amortization, net	—	—	—	—	2,031	—	—	—	2,031
Issuance of common stock for conversion of senior unsecured convertible notes	—	—	—	1	9,595	—	—	—	9,596
Net income (loss) for the period(3)	—	—	—	—	—	95,306	—	10,927	106,233
Change in accumulated other comprehensive income (loss)	—	—	—	—	—	—	633	—	633
Repurchase of stock	—	—	—	(10)	(98,419)	—	—	—	(98,429)
Change in additional paid in capital attributable to redeemable noncontrolling interests	—	—	—	—	(365)	—	—	—	(365)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	790	790
Distributions to noncontrolling interests(6)	—	—	—	—	—	—	—	(10,815)	(10,815)
Balance as of December 31, 2016	$22	$4	$—	$72	$3,602,172	$(2,581,488)	$(4,218)	$43,120	$1,059,684
_______________________________________________________________________________

(1)	Refer to Note 13 for details on the Company's Preferred Stock.

(2)	All of the Company's outstanding HPUs were repurchased and retired on August 13, 2015 (refer to Note 13).

(3)	For the years ended December 31, 2016, 2015 and 2014 net income (loss) shown above excludes $(6,051), $(3,456) and $(1,925) of net loss attributable to redeemable noncontrolling interests.

(4)	During the year ended December 31, 2014, the Company sold its 72% interest in a previously consolidated entity to one of its unconsolidated ventures (refer to Note 4 and Note 7).

(5)	Includes a $6.4 million payment to acquire a noncontrolling interest (refer to Note 4).

(6)	Includes payments of $10.8 million to acquire a noncontrolling interest (refer to Note 5).

The accompanying notes are an integral part of the consolidated financial statements.

iStar Inc.
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$100,182	$(6,157)	$15,765
Adjustments to reconcile net income (loss) to cash flows from operating activities:
(Recovery of) provision for loan losses	(12,514)	36,567	(1,714)
Impairment of assets	14,484	10,524	34,634
Depreciation and amortization	54,329	65,247	73,571
Payments for withholding taxes upon vesting of stock-based compensation	(1,451)	(1,718)	(21,250)
Non-cash expense for stock-based compensation	10,889	12,013	13,314
Amortization of discounts/premiums and deferred financing costs on debt obligations, net	16,810	17,352	16,891
Amortization of discounts/premiums on loans, net	(14,873)	(11,606)	(12,367)
Deferred interest on loans, net	22,396	(34,458)	(22,196)
Gain from sales of loans	—	—	(19,067)
Earnings from equity method investments	(77,349)	(32,153)	(94,905)
Distributions from operations of other investments	48,732	29,999	80,116
Deferred operating lease income	(9,921)	(7,950)	(8,492)
Income from sales of real estate	(105,296)	(93,816)	(89,943)
Land development revenue in excess of cost of sales	(26,333)	(32,834)	(2,351)
Loss on early extinguishment of debt, net	1,619	281	25,369
Debt discount on repayments and repurchases of debt obligations	(5,381)	(578)	(14,888)
Other operating activities, net	6,897	5,889	6,751
Changes in assets and liabilities:
Changes in accrued interest and operating lease income receivable, net	3,634	(2,068)	(1,426)
Changes in deferred expenses and other assets, net	(6,397)	2,631	4,601
Changes in accounts payable, accrued expenses and other liabilities, net	(453)	(17,112)	7,245
Cash flows provided by (used in) operating activities	20,004	(59,947)	(10,342)
Cash flows from investing activities:
Originations and fundings of loans receivable, net	(410,975)	(478,822)	(622,428)
Capital expenditures on real estate assets	(69,810)	(81,525)	(68,464)
Capital expenditures on land and development assets	(103,806)	(88,219)	(74,323)
Acquisitions of real estate assets	(38,433)	—	(4,666)
Repayments of and principal collections on loans receivable and other lending investments, net	504,844	273,454	512,528
Net proceeds from sales of loans receivable	—	6,655	65,438
Net proceeds from sales of real estate	435,560	362,530	404,336
Net proceeds from sales of land and development assets	94,424	81,601	15,191
Net proceeds from sale of other investments	43,936	—	—
Distributions from other investments	92,482	119,854	61,031
Contributions to other investments	(58,197)	(11,531)	(159,424)
Changes in restricted cash held in connection with investing activities	1,515	(7,550)	29,283
Other investing activities, net	(24,997)	7,581	1,291
Cash flows provided by investing activities	466,543	184,028	159,793
Cash flows from financing activities:
Borrowings from debt obligations	716,001	549,000	1,349,822
Repayments and repurchases of debt obligations	(1,437,557)	(432,383)	(1,471,174)
Proceeds from loan participations payable	22,844	138,075	—
Preferred dividends paid	(51,320)	(51,320)	(51,320)
Repurchase of stock	(99,335)	(69,511)	—
Redemption of HPUs	—	(9,811)	—
Payments for deferred financing costs	(9,980)	(2,255)	(19,595)
Other financing activities, net	(9,564)	(7,314)	1,309
Cash flows provided by (used in) financing activities	(868,911)	114,481	(190,958)
Effect of exchange rate changes on cash	7	478	—
Changes in cash and cash equivalents	(382,357)	239,040	(41,507)
Cash and cash equivalents at beginning of period	711,101	472,061	513,568
Cash and cash equivalents at end of period	$328,744	$711,101	$472,061
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$199,667	$207,972	194,605
Supplemental disclosure of non-cash investing and financing activity:
Fundings and repayments of loan receivables and loan participations, net	$(15,594)	$14,075	$—
Developer fee payable	9,478	7,435	6,791
Acquisitions of real estate and land and development assets through deed-in-lieu	40,583	13,424	77,867
Acquisitions of equity method investment assets through deed-in-lieu	—	—	23,500
Contributions of real estate and land and development assets to equity method investments, net	8,828	21,096	63,254
Accounts payable for capital expenditures on land and development assets	3,674	7,143	7,580
Accounts payable for capital expenditures on real estate assets	—	8,107	—
Conversion of senior unsecured convertible notes into common stock	9,596	—	—
Redemption of HPUs in exchange for common stock	—	15,240	—
Receivable from sales of real estate and land parcels	7,509	22,695	—
The accompanying notes are an integral part of the consolidated financial statements.

iStar Inc.
Notes to Consolidated Financial Statements

Note 1—Business and Organization

Business—iStar Inc. (the "Company"), doing business as "iStar," finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. The Company has invested more than $35 billion over the past two decades and is structured as a real estate investment trust ("REIT") with a diversified portfolio focused on larger assets located in major metropolitan markets. The Company's primary business segments are real estate finance, land and development, net lease and operating properties (refer to Note 17).

Organization—The Company began its business in 1993 through the management of private investment funds and became publicly traded in 1998. Since that time, the Company has grown through the origination of new investments, as well as through corporate acquisitions.

Note 2—Basis of Presentation and Principles of Consolidation
Basis of Presentation—The accompanying audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain prior year amounts have been reclassified in the Company's consolidated financial statements and the related notes to conform to the current period presentation.
Principles of Consolidation—The consolidated financial statements include the financial statements of the Company, it's wholly owned subsidiaries, controlled partnerships and variable interest entities ("VIEs") for which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's involvement with VIEs affects its financial performance and cash flows primarily through amounts recorded in "Operating lease income," "Interest income," "Earnings from equity method investments," "Real estate expense" and "Interest expense" in the Company's consolidated statements of operations. The Company has not provided financial support to those VIEs that it was not previously contractually required to provide.
Consolidated VIEs—As of December 31, 2016, the Company consolidates VIEs for which it is considered the primary beneficiary. As of December 31, 2016, the total assets of these consolidated VIEs were $450.3 million and total liabilities were $82.1 million. The classifications of these assets are primarily within "Land and development, net" and "Real estate, net" on the Company's consolidated balance sheets. The classifications of liabilities are primarily within "Accounts payable, accrued expenses and other liabilities" and "debt obligations, net" on the Company's consolidated balance sheets. The liabilities of these VIEs are non-recourse to the Company and can only be satisfied from each VIE's respective assets. The Company did not have any unfunded commitments related to consolidated VIEs as of December 31, 2016.

Unconsolidated VIEs—As of December 31, 2016, the Company has investments in VIEs where it is not the primary beneficiary, and accordingly, the VIEs have not been consolidated in the Company's consolidated financial statements. As of December 31, 2016, the Company's maximum exposure to loss from these investments does not exceed the sum of the $47.2 million carrying value of the investments, which are classified in "Other investments" and "Loans receivable and other lending investments, net" on the Company's consolidated balance sheets, and $57.5 million of related unfunded commitments.

Note 3—Summary of Significant Accounting Policies

Real estate and land and development—Real estate and land and development assets are recorded at cost less accumulated depreciation and amortization, as follows:
Capitalization and depreciation—Certain improvements and replacements are capitalized when they extend the useful life of the asset. For real estate projects, the Company begins to capitalize qualified development and construction costs, including interest, real estate taxes, compensation and certain other carrying costs incurred which are specifically identifiable to a development project once activities necessary to get the asset ready for its intended use have commenced. If specific allocation of costs is not practicable, the Company will allocate costs based on relative fair value prior to construction or relative sales value, relative size or other methods as appropriate during construction. The Company’s policy for interest capitalization on qualifying real estate

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

assets is to use the average amount of accumulated expenditures during the period the asset is being prepared for its intended use, which is typically when physical construction commences, and a capitalization rate which is derived from specific borrowings on the qualifying asset or the Company’s corporate borrowing rate in the absence of specific borrowings. The Company ceases capitalization on the portions substantially completed and ready for their intended use. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over the estimated useful life, which is generally 40 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining useful life of the facility for facility improvements.

Purchase price allocation—Upon acquisition of real estate, the Company determines whether the transaction is a business combination, which is accounted for under the acquisition method, or an acquisition of assets. For both types of transactions, the Company recognizes and measures identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree based on their relative fair values. For business combinations, the Company recognizes and measures goodwill or gain from a bargain purchase, if applicable, and expenses acquisition-related costs in the periods in which the costs are incurred and the services are received. For acquisitions of assets, acquisition-related costs are capitalized and recorded in "Real estate, net" on the Company's consolidated balance sheets.
The Company accounts for its acquisition of properties by recording the purchase price of tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements is determined as if these assets are vacant. Intangible assets may include the value of lease incentive assets, above-market leases and in-place leases which are each recorded at their estimated fair values and included in “Deferred expenses and other assets, net” on the Company's consolidated balance sheets. Intangible liabilities may include the value of below-market leases, which are recorded at their estimated fair values and included in “Accounts payable, accrued expenses and other liabilities” on the Company's consolidated balance sheets. In-place leases are amortized over the remaining non-cancelable term and the amortization expense is included in "Depreciation and amortization" in the Company's consolidated statements of operations. Lease incentive assets and above-market (or below-market) lease value is amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market. The Company may also engage in sale/leaseback transactions and execute leases with the occupant simultaneously with the purchase of the asset. These transactions are accounted for as asset acquisitions.
Impairments—The Company reviews real estate assets to be held and used and land and development assets, for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset held for use and land and development assets are impaired only if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) is less than the carrying value. Such estimate of cash flows considers factors such as expected future operating income trends, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the estimated fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate assets and land and development assets are recorded in "Impairment of assets" in the Company's consolidated statements of operations.
Real estate available and held for sale—The Company reports real estate assets to be sold at the lower of their carrying amount or estimated fair value less costs to sell and classifies them as “Real estate available and held for sale” on the Company's consolidated balance sheets. If the estimated fair value less costs to sell is less than the carrying value, the difference will be recorded as an impairment charge. Impairment for real estate assets disposed of or classified as held for sale are included in "Impairment of assets" in the Company's consolidated statements of operations. Once a real estate asset is classified as held for sale, depreciation expense is no longer recorded.
If circumstances arise that were previously considered unlikely and, as a result the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used and included in "Real estate, net" on the Company's consolidated balance sheets. The Company measures and records a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (ii) the estimated fair value at the date of the subsequent decision not to sell.
Dispositions—Revenue from sales of land and development assets and gains or losses on the sale of real estate assets, including residential property, are recognized in accordance with Accounting Standards Codification ("ASC") 360-20, Real Estate Sales. Sales of land and the associated gains on sales of residential property are recognized for full profit recognition upon closing of the

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. The Company primarily uses specific identification and the relative sales value method to allocate costs. Gains on sales of real estate are included in "Income from sales of real estate" in the Company's consolidated statements of operations.

Loans receivable and other lending investments, net—Loans receivable and other lending investments, net includes the following investments: senior mortgages, corporate/partnership loans, subordinate mortgages, preferred equity investments and debt securities. Management considers nearly all of its loans to be held-for-investment, although certain investments may be classified as held-for-sale or available-for-sale.
Loans receivable classified as held-for-investment and debt securities classified as held-to-maturity are reported at their outstanding unpaid principal balance, and include unamortized acquisition premiums or discounts and unamortized deferred loan costs or fees. These loans and debt securities also include accrued and paid-in-kind interest and accrued exit fees that the Company determines are probable of being collected. Debt securities classified as available-for-sale are reported at fair value with unrealized gains and losses included in "Accumulated other comprehensive income (loss)" on the Company's consolidated balance sheets.
Loans receivable and other lending investments designated for sale are classified as held-for-sale and are carried at lower of amortized historical cost or estimated fair value. The amount by which carrying value exceeds fair value is recorded as a valuation allowance. Subsequent changes in the valuation allowance are included in the determination of net income (loss) in the period in which the change occurs.
For held-to-maturity and available-for-sale debt securities held in "Loans receivable and other lending investments, net," management evaluates whether the asset is other-than-temporarily impaired when the fair market value is below carrying value. The Company considers debt securities other-than-temporarily impaired if (1) the Company has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery, or (3) it does not expect to recover the entire amortized cost basis of the security. If it is determined that an other-than-temporary impairment exists, the portion related to credit losses, where the Company does not expect to recover its entire amortized cost basis, will be recognized as an "Impairment of assets" in the Company's consolidated statements of operations. If the Company does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security, but the security has suffered a credit loss, the impairment charge will be separated. The credit loss component of the impairment will be recorded as an "Impairment of assets" in the Company's consolidated statements of operations, and the remainder will be recorded in "Accumulated other comprehensive income (loss)" on the Company's consolidated balance sheets.
The Company acquires properties through foreclosure or by deed-in-lieu of foreclosure in full or partial satisfaction of non-performing loans. Based on the Company's strategic plan to realize the maximum value from the collateral received, property is classified as "Land and development, net," "Real estate, net" or "Real estate available and held for sale" at its estimated fair value when title to the property is obtained. Any excess of the carrying value of the loan over the estimated fair value of the property (less costs to sell for assets held for sale) is charged-off against the reserve for loan losses as of the date of foreclosure.
Equity and cost method investments—Equity interests are accounted for pursuant to the equity method of accounting if the Company can significantly influence the operating and financial policies of an investee. This is generally presumed to exist when ownership interest is between 20% and 50% of a corporation, or greater than 5% of a limited partnership or certain limited liability companies. The Company's periodic share of earnings and losses in equity method investees is included in "Earnings from equity method investments" in the consolidated statements of operations. When the Company's ownership position is too small to provide such influence, the cost method is used to account for the equity interest. Equity and cost method investments are included in "Other investments" on the Company's consolidated balance sheets.
To the extent that the Company contributes assets to an unconsolidated subsidiary, the Company’s investment in the subsidiary is recorded at the Company’s cost basis in the assets that were contributed to the unconsolidated subsidiary. To the extent that the Company’s cost basis is different from the basis reflected at the subsidiary level, when required, the basis difference is amortized over the life of the related assets and included in the Company’s share of equity in net income (loss) of the unconsolidated subsidiary, as appropriate. The Company recognizes gains on the contribution of real estate to unconsolidated subsidiaries, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. The Company recognizes a loss when it contributes property to an unconsolidated subsidiary and receives a disproportionately smaller interest in the subsidiary based on a comparison of the carrying amount of the property with the cash and other consideration contributed by the other investors.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The Company periodically reviews equity method investments for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such investments may not be recoverable. The Company will record an impairment charge to the extent that the estimated fair value of an investment is less than its carrying value and the Company determines the impairment is other-than-temporary. Impairment charges are recorded in "Earnings from equity method investments" in the Company's consolidated statements of operations.
Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.
Restricted cash—Restricted cash represents amounts required to be maintained under certain of the Company's debt obligations, loans, leasing, land development, sale and derivative transactions. Restricted cash is included in "Deferred expenses and other assets, net" on the Company's consolidated balance sheets.
Variable interest entities—The Company evaluates its investments and other contractual arrangements to determine if they constitute variable interests in a VIE. A VIE is an entity where a controlling financial interest is achieved through means other than voting rights. A VIE is consolidated by the primary beneficiary, which is the party that has the power to direct matters that most significantly impact the activities of the VIE and has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This overall consolidation assessment includes a review of, among other factors, which interests create or absorb variability, contractual terms, the key decision making powers, their impact on the VIE's economic performance, and related party relationships. Where qualitative assessment is not conclusive, the Company performs a quantitative analysis. The Company reassesses its evaluation of the primary beneficiary of a VIE on an ongoing basis and assesses its evaluation of an entity as a VIE upon certain reconsideration events.
Deferred expenses and other assets—Deferred expenses and other assets include certain non-tenant receivables, leasing costs, lease incentives and financing fees associated with revolving-debt arrangements. Financing fees associated with other debt obligations are recorded as a reduction of the carrying value of "Debt obligations, net" and "Loan participations payable, net" on the Company's consolidated balance sheets. Leasing costs include brokerage, legal and other costs which are amortized over the life of the respective leases and presented as an operating activity in the Company's consolidated statements of cash flows. External fees and costs incurred to obtain long-term debt financing have been deferred and are amortized over the term of the respective borrowing using the effective interest method. Amortization of leasing costs is included in "Depreciation and amortization" and amortization of deferred financing fees is included in "Interest expense" in the Company's consolidated statements of operations.
Identified intangible assets and liabilities—Upon the acquisition of a business, the Company records intangible assets or liabilities acquired at their estimated fair values and determines whether such intangible assets or liabilities have finite or indefinite lives. As of December 31, 2016, all such intangible assets and liabilities acquired by the Company have finite lives. Intangible assets are included in "Deferred expenses and other assets, net" and intangible liabilities are included in "Accounts payable, accrued expenses and other liabilities" on the Company's consolidated balance sheets. The Company amortizes finite lived intangible assets and liabilities based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired. The Company reviews finite lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the Company determines the carrying value of an intangible asset is not recoverable it will record an impairment charge to the extent its carrying value exceeds its estimated fair value. Impairments of intangible assets are recorded in "Impairment of assets" in the Company's consolidated statements of operations.
Loan participations payable, net—The Company accounts for transfers of financial assets under ASC Topic 860, “Transfers and Servicing,” as either sales or secured borrowings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is presented on the balance sheet as "Loan participations payable, net". Financial asset activities that are accounted for as sales are removed from the balance sheet with any realized gain (loss) reflected in earnings during the period of sale.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Revenue recognition—The Company's revenue recognition policies are as follows:
Operating lease income: The Company's leases have all been determined to be operating leases based on analyses performed in accordance with ASC 840. Operating lease income is recognized on the straight-line method of accounting, generally from the later of the date the lessee takes possession of the space and it is ready for its intended use or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between lease revenue recognized under this method and contractual lease payment terms is recorded as "Deferred operating lease income receivable, net" on the Company's consolidated balance sheets.
The Company also recognizes revenue from certain tenant leases for reimbursements of all or a portion of operating expenses, including common area costs, insurance, utilities and real estate taxes of the respective property. This revenue is accrued in the same periods as the expense is incurred and is recorded as “Operating lease income” in the Company's consolidated statements of operations. Revenue is also recorded from certain tenant leases that is contingent upon tenant sales exceeding defined thresholds. These rents are recognized only after the defined threshold has been met for the period.
Management estimates losses within its operating lease income receivable and deferred operating lease income receivable balances as of the balance sheet date and incorporates an asset-specific component, as well as a general, formula-based reserve based on management's evaluation of the credit risks associated with these receivables. As of December 31, 2016 and 2015, the allowance for doubtful accounts related to real estate tenant receivables was $1.3 million and $1.9 million, respectively, and the allowance for doubtful accounts related to deferred operating lease income was $1.3 million and $1.5 million, respectively.
Interest Income: Interest income on loans receivable is recognized on an accrual basis using the interest method.
On occasion, the Company may acquire loans at premiums or discounts. These discounts and premiums in addition to any deferred costs or fees, are typically amortized over the contractual term of the loan using the interest method. Exit fees are also recognized over the lives of the related loans as a yield adjustment, if management believes it is probable that such amounts will be received. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion, which is included in "Other income" or "Other expense" in the Company's consolidated statements of operations.
The Company considers a loan to be non-performing and places loans on non-accrual status at such time as: (1) the loan becomes 90 days delinquent; (2) the loan has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. While on non-accrual status, based on the Company's judgment as to collectability of principal, loans are either accounted for on a cash basis, where interest income is recognized only upon actual receipt of cash, or on a cost-recovery basis, where all cash receipts reduce a loan's carrying value. Non-accrual loans are returned to accrual status when a loan has become contractually current and management believes all amounts contractually owed will be received.
Certain of the Company's loans contractually provide for accrual of interest at specified rates that differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.
Prepayment penalties or yield maintenance payments from borrowers are recognized as other income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as interest income only upon receipt of cash.
Other income: Other income includes revenues from hotel operations, which are recognized when rooms are occupied and the related services are provided. Revenues include room sales, food and beverage sales, parking, telephone, spa services and gift shop sales. Other income also includes gains from sales of loans, loan prepayment fees, yield maintenance payments, lease termination fees and other ancillary income.
Land development revenue and cost of sales: Land development revenue includes lot and parcel sales from wholly-owned properties and is recognized for full profit recognition upon closing of the sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. The Company primarily uses specific identification and the relative sales value method to allocate costs.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Reserve for loan losses—The reserve for loan losses reflects management's estimate of loan losses inherent in the loan portfolio as of the balance sheet date. If the Company determines that the collateral fair value less costs to sell is less than the carrying value of a collateral-dependent loan, the Company will record a reserve. The reserve is increased (decreased) through "Provision for (recovery of) loan losses" in the Company's consolidated statements of operations and is decreased by charge-offs. During delinquency and the foreclosure process, there are typically numerous points of negotiation with the borrower as the Company works toward a settlement or other alternative resolution, which can impact the potential for loan repayment or receipt of collateral. The Company's policy is to charge off a loan when it determines, based on a variety of factors, that all commercially reasonable means of recovering the loan balance have been exhausted. This may occur at different times, including when the Company receives cash or other assets in a pre-foreclosure sale or takes control of the underlying collateral in full satisfaction of the loan upon foreclosure or deed-in-lieu, or when the Company has otherwise ceased significant collection efforts. The Company considers circumstances such as the foregoing to be indicators that the final steps in the loan collection process have occurred and that a loan is uncollectible. At this point, a loss is confirmed and the loan and related reserve will be charged off. The Company has one portfolio segment, represented by commercial real estate lending, whereby it utilizes a uniform process for determining its reserve for loan losses. The reserve for loan losses includes a general, formula-based component and an asset-specific component.
The general reserve component covers performing loans and reserves for loan losses are recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated. The formula-based general reserve is derived from estimated principal default probabilities and loss severities applied to groups of loans based upon risk ratings assigned to loans with similar risk characteristics during the Company's quarterly loan portfolio assessment. During this assessment, the Company performs a comprehensive analysis of its loan portfolio and assigns risk ratings to loans that incorporate management's current judgments about their credit quality based on all known and relevant internal and external factors that may affect collectability. The Company considers, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. Ratings range from "1" to "5" with "1" representing the lowest risk of loss and "5" representing the highest risk of loss. The Company estimates loss rates based on historical realized losses experienced within its portfolio and takes into account current economic conditions affecting the commercial real estate market when establishing appropriate time frames to evaluate loss experience.
The asset-specific reserve component relates to reserves for losses on impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on a loan-by-loan basis each quarter based on such factors as payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.
Substantially all of the Company's impaired loans are collateral dependent and impairment is measured using the estimated fair value of collateral, less costs to sell. The Company generally uses the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In more limited cases, the Company obtains external "as is" appraisals for loan collateral, generally when third party participations exist. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. In limited cases, appraised values may be discounted when real estate markets rapidly deteriorate.
A loan is also considered impaired if its terms are modified in a troubled debt restructuring ("TDR"). A TDR occurs when the Company has granted a concession and the debtor is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.
Loss on debt extinguishments—The Company recognizes the difference between the reacquisition price of debt and the net carrying amount of extinguished debt currently in earnings. Such amounts may include prepayment penalties or the write-off of unamortized debt issuance costs, and are recorded in “Loss on early extinguishment of debt, net” in the Company's consolidated statements of operations.
Derivative instruments and hedging activity—The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate swaps, interest rate caps or other instruments to manage interest rate risk exposure and foreign exchange contracts to manage our risk to changes in foreign currencies.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The Company recognizes derivatives as either assets or liabilities on the Company's consolidated balance sheets at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability, a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability.
For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in Accumulated Other Comprehensive Income as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of Accumulated Other Comprehensive Income into earnings when the hedged net investment is either sold or substantially liquidated.
Derivatives that are not designated hedges are considered economic hedges, with changes in fair value reported in current earnings in "Other expense" in the Company's consolidated statements of operations. The Company does not enter into derivatives for trading purposes.
Stock-based compensation—Compensation cost for stock-based awards is measured on the grant date and adjusted over the period of the employees' services to reflect (i) actual forfeitures and (ii) the outcome of awards with performance or service conditions through the requisite service period. Compensation cost for market-based awards is determined using a Monte Carlo model to simulate a range of possible future stock prices for the Company's common stock, which is reflected in the grant date fair value. All compensation cost for market-based awards in which the service conditions are met is recognized regardless of whether the market-condition is satisfied. Compensation costs are recognized ratably over the applicable vesting/service period and recorded in "General and administrative" in the Company's consolidated statements of operations.
Income taxes—The Company has elected to be qualified and taxed as a REIT under section 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is subject to federal income taxation at corporate rates on its REIT taxable income; the Company, however, is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. While the Company must distribute at least 90% of its taxable income to maintain its REIT status, the Company typically distributes all of its taxable income, if any, to eliminate any tax on undistributed taxable income. In addition, the Company is allowed several other deductions in computing its REIT taxable income, including non-cash items such as depreciation expense and certain specific reserve amounts that the Company deems to be uncollectable. These deductions allow the Company to reduce its dividend payout requirement under federal tax laws. The Company intends to operate in a manner consistent with, and its election to be treated as, a REIT for tax purposes. The Company made foreclosure elections for certain properties acquired through foreclosure, or an equivalent legal process, which allows the Company to operate these properties within the REIT, but subjects net income from these assets to corporate level tax. The carrying value of assets with foreclosure elections as of December 31, 2016 is $578.1 million.
As of December 31, 2015, the Company had $902.9 million of REIT net operating loss ("NOL") carryforwards at the corporate REIT level, which can generally be used to offset both ordinary taxable income and capital gain net income in future years. The NOL carryforwards will expire beginning in 2029 and through 2035 if unused. The amount of NOL carryforwards as of December 31, 2016 will be subject to finalization of the Company's 2016 tax return. The Company's tax years from 2012 through 2016 remain subject to examination by major tax jurisdictions. During the year ended December 31, 2016, the Company is expected to have REIT taxable income before the NOL deduction. The Company recognizes interest expense and penalties related to uncertain tax positions, if any, as "Income tax (expense) benefit" in the Company's consolidated statements of operations.
The Company may participate in certain activities from which it would be otherwise precluded and maintain its qualification as a REIT. These activities are conducted in entities that elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries ("TRS"), is engaged in various real estate related opportunities, primarily related to managing activities related to certain foreclosed assets, as well as managing various investments in equity affiliates. As of December 31, 2016, $603.9 million of the Company's assets were owned by TRS entities. The Company's TRS entities are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in TRS entities.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The following represents the Company's TRS income tax benefit (expense) ($ in thousands):

	For the Years Ended December 31,
	2016(1)	2015	2014
Current tax benefit (expense)	$9,751	$(7,639)	$(3,912)
Deferred tax benefit (expense)	—	—	—
Total income tax (expense) benefit	$9,751	$(7,639)	$(3,912)
_______________________________________________________________________________

(1)	For the year ended December 31, 2016, excludes a REIT income tax benefit of $0.4 million.
During the year ended December 31, 2016, the Company's TRS entities generated a taxable loss of $49.4 million, resulting in a current tax benefit of $9.8 million, including a benefit for a return to provision adjustment in the amount of $2.8 million. The current benefit was limited to the amount the Company’s TRS expects to receive after it files an NOL carryback claim. The remaining balance of its NOL will be carried forward and the Company’s TRS recorded a full valuation allowance against the related deferred tax asset. During the year ended December 31, 2015, the Company's TRS entities generated taxable income of $17.0 million, which was partially offset by the utilization of NOL carryforwards, resulting in current tax expense of $7.6 million. During the year ended December 31, 2014, the Company's TRS entities generated taxable income of $19.3 million, resulting in current tax expense of $3.9 million.
Total cash paid for taxes for the years ended December 31, 2016, 2015 and 2014 was $0.2 million, $8.4 million and $1.3 million, respectively.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes, as well as operating loss and tax credit carryforwards. The Company evaluates the realizability of its deferred tax assets and recognizes a valuation allowance if, based on the available evidence, both positive and negative, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers, among other matters, estimates of expected future taxable income, nature of current and cumulative losses, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Based on an assessment of all factors, including historical losses and continued volatility of the activities within the TRS entities, it was determined that full valuation allowances were required on the net deferred tax assets as of December 31, 2016 and 2015, respectively. Changes in estimates of deferred tax asset realizability, if any, are included in "Income tax (expense) benefit" in the consolidated statements of operations.
Deferred tax assets and liabilities of the Company's TRS entities were as follows ($ in thousands):

	As of December 31,
	2016	2015
Deferred tax assets(1)	$66,498	$53,910
Valuation allowance	(66,498)	(53,910)
Net deferred tax assets (liabilities)	$—	$—
_______________________________________________________________________________

(1)
Deferred tax assets as of December 31, 2016 include timing differences related primarily to asset basis of $29.7 million, deferred expenses and other items of $17.9 million, NOL carryforwards of $15.6 million and other credits of $3.3 million. Deferred tax assets as of December 31, 2015 include timing differences related primarily to asset basis of $40.0 million, deferred expenses and other items of $10.7 million and NOL carryforwards of $3.2 million.

Earnings per share—The Company uses the two-class method in calculating earnings per share ("EPS") when it issues securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, the Company declares dividends on its common stock. Vested HPU shares were entitled to dividends of the Company when dividends were declared. Basic earnings per share ("Basic EPS") for the Company's common stock and HPU shares are computed by dividing net income allocable to common shareholders and HPU holders by the weighted average number of shares of common stock and HPU shares outstanding for the period, respectively. Diluted earnings per share ("Diluted EPS") is calculated similarly, however, it reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.
Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are deemed a "Participating Security" and are included in the computation of earnings per share pursuant to the two-

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

class method. The Company's unvested common stock equivalents and restricted stock awards granted under its Long-Term Incentive Plans that are eligible to participate in dividends are considered Participating Securities and have been included in the two-class method when calculating EPS.
New accounting pronouncements—In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-01, Business Combinations: Clarifying the Definition of a Business ("ASU 2017-01") to provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. ASU 2017-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Early application is permitted under certain conditions. Management is evaluating the impact of the guidance on the Company's consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18") which requires that restricted cash be included with cash and cash equivalents when reconciling beginning and ending cash and cash equivalents on the statement of cash flows. In addition, ASU 2016-18 requires disclosure of what is included in restricted cash. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company's consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") which was issued to reduce diversity in practice in how certain cash receipts and cash payments, including debt prepayment or debt extinguishment costs, distributions from equity method investees, and other separately identifiable cash flows, are presented and classified in the statement of cash flows. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company's consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments ("ASU 2016-13") which was issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments held by a reporting entity. This amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Management does not believe the guidance will have a material impact on the Company's consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") which was issued to simplify several aspects of the accounting for share-based payment transactions, including income tax, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company's consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. For operating leases, a lessee will be required to do the following: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis and (iii) classify all cash payments within operating activities in the statement of cash flows. For operating lease arrangements for which the Company is the lessee, primarily the lease of office space, the Company expects the impact of ASU 2016-02 to be the recognition of a right-of-use asset and lease liability on its consolidated balance sheets. The accounting applied by the Company as a lessor will be largely unchanged from that applied under previous GAAP. However, in certain instances, a new long-term lease of land subsequent to adoption could be classified as a sales-type lease, which could result in the Company derecognizing the underlying asset from its books and recording a profit or loss on sale and the net investment in the lease. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management is evaluating the impact of the guidance on the Company's consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for interim and annual reporting periods beginning after December

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

15, 2017. Early adoption is not permitted. Management is evaluating the impact of the guidance on the Company's consolidated financial statements.
In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15") which requires management to evaluate whether there is substantial doubt that the Company is able to continue operating as a going concern within one year after the date the financial statements are issued or available to be issued. If there is substantial doubt, additional disclosure is required, including the principal condition or event that raised the substantial doubt, the Company's evaluation of the condition or event in relation to its ability to meet its obligations and the Company's plan to alleviate (or, which is intended to alleviate) the substantial doubt. ASU 2014-15 was effective for interim and annual reporting periods beginning after December 15, 2016. The adoption of ASU 2014-15 did not have a material impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09") which supersedes existing industry-specific guidance, including ASC 360-20, Real Estate Sales. The new standard is principles-based and requires more estimates and judgment than current guidance. Certain contracts with customers, including lease contracts and financial instruments and other contractual rights, are not within the scope of the new guidance. Although most of the Company's revenue is operating lease income generated from lease contracts and interest income generated from financial instruments, certain other of the Company's revenue streams will be impacted by the new guidance. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. Management is evaluating the impact of the guidance on the Company's consolidated financial statements.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 4—Real Estate
The Company's real estate assets were comprised of the following ($ in thousands):

	Net Lease(1)	Operating Properties	Total
As of December 31, 2016
Land, at cost	$231,506	$211,054	$442,560
Buildings and improvements, at cost	987,050	311,283	1,298,333
Less: accumulated depreciation	(307,444)	(46,175)	(353,619)
Real estate, net	911,112	476,162	1,387,274
Real estate available and held for sale (2)	155,051	82,480	237,531
Total real estate	$1,066,163	$558,642	$1,624,805
As of December 31, 2015
Land, at cost	$268,927	$133,275	$402,202
Buildings and improvements, at cost	1,059,183	427,371	1,486,554
Less: accumulated depreciation	(318,839)	(79,142)	(397,981)
Real estate, net	1,009,271	481,504	1,490,775
Real estate available and held for sale (2)	148,841	137,274	286,115
Total real estate	$1,158,112	$618,778	$1,776,890
_______________________________________________________________________________

(1)
In 2014, the Company partnered with a sovereign wealth fund to form a venture to acquire and develop net lease assets (the "Net Lease Venture") and gave a right of first refusal to the Net Lease Venture on all new net lease investments (refer to Note 7 for more information on the Net Lease Venture). The Company is responsible for sourcing new opportunities and managing the Net Lease Venture and its assets in exchange for a promote and management fee.

(2)
As of December 31, 2016 and 2015 the Company had $82.5 million and $137.3 million, respectively, of residential properties available for sale in its operating properties portfolio. As of December 31, 2016, net lease includes the Company's ground lease ("GL") assets that were reclassified to "Real estate available and held for sale" (refer to "Disposition of Ground Lease Business" below). As of December 31, 2016, the carrying value of the Company's GL assets were previously classified as $104.5 million in "Real estate, net," $37.5 million in "Deferred expenses and other assets, net," $8.2 million in "Deferred operating lease income receivable, net" and $3.5 million in "Accrued interest and operating lease income receivable, net" on the Company's consolidated balance sheet. As of December 31, 2015, net lease includes the Company's GL assets that were reclassified to "Real estate available and held for sale" (refer to "Disposition of Ground Lease Business" below). As of December 31, 2015, the carrying value of the Company's GL assets were previously classified as $103.2 million in "Real estate, net," $39.0 million in "Deferred expenses and other assets, net," $4.0 million in "Deferred operating lease income receivable, net" and $2.7 million in "Accrued interest and operating lease income receivable, net" on the Company's consolidated balance sheet.

Real Estate Available and Held for Sale—During the year ended December 31, 2016, the Company transferred net lease assets with a carrying value of $1.8 million and a commercial operating property with a carrying value of $16.1 million to held for sale due to executed contracts with third parties. The Company also acquired two residential condominium units for $1.8 million that are held for sale and had no operations as of December 31, 2016.

During the year ended December 31, 2015, the Company transferred net lease assets with a carrying value of $8.2 million to held for sale due to executed contracts with third parties and transferred a commercial operating property with a carrying value of $2.9 million to held for investment due to a change in business strategy.

During the year ended December 31, 2014, the Company transferred units with a carrying value of $56.7 million to held for sale due to the conversion of hotel rooms to residential units to be sold. The Company also transferred net lease assets with a carrying value of $4.0 million to held for sale due to executed contracts with third parties.

Acquisitions—During the year ended December 31, 2016, the Company acquired one net lease asset for $32.7 million. During the same period, the Company also acquired land for $3.9 million and simultaneously entered into a 99 year ground net lease with the seller of the land. The land acquired is included in our net lease business segment.

During the year ended December 31, 2015, the Company acquired, via deed-in-lieu, title to a residential operating property, which had a total fair value of $13.4 million and previously served as collateral for loans receivable held by the Company. No gain or loss was recorded in connection with this transaction.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

During the year ended December 31, 2014, the Company acquired, via deed-in-lieu, title to three commercial operating properties which had a total fair value of $72.4 million and previously served as collateral for loans receivable held by the Company. No gain or loss was recorded in connection with these transactions. The following unaudited table summarizes the Company's pro forma revenues and net income for the year ended December 31, 2014 as if the acquisition of the properties acquired during the year ended December 31, 2014 was completed on January 1, 2013 (unaudited and $ in thousands):

Pro forma total revenues	$449,449
Pro forma net income	15,351

From the date of acquisition in May 2014 through December 31, 2014, $8.3 million in total revenues and $2.9 million in net loss of the acquiree are included in the Company’s consolidated statements of operations. The pro forma revenues and net income are presented for informational purposes only and may not be indicative of what the actual results of operations of the Company would have been assuming the transaction occurred on January 1, 2013, nor do they purport to represent the Company’s results of operations for future periods.
Disposition of Ground Lease Business—In April 2017, institutional investors acquired a 51% controlling interest in the Company's GL business through the merger of a Company subsidiary and related transactions (the "Acquisition Transactions"). The Company's GL business was a component of the Company's net lease segment and consisted of 12 properties subject to long-term net leases including seven GLs and one master lease (covering five properties). The acquiring entity was a newly formed unconsolidated entity named Safety, Income and Growth, Inc. ("SAFE"). The carrying value of the Company's GL assets was approximately $161.1 million. Shortly before the Acquisition Transactions, the Company completed a $227.0 million secured financing on its GL assets (the "2017 Secured Financing"). The Company received all of the proceeds of the 2017 Secured Financing. The Company received an additional $113.0 million of proceeds in the Acquisition Transactions, including $55.5 million that the Company contributed to SAFE in its initial capitalization. As a result of the Acquisition Transactions, the Company will deconsolidate the 12 properties and the associated 2017 Secured Financing and account for its investment in SAFE as an equity method investment. The carrying value of the 12 properties is classified in "Real estate available and held for sale" on the Company's consolidated balance sheets as of December 31, 2016 and 2015.
SAFE completed an initial public offering (the "Offering") raising $205.0 million in gross proceeds and concurrently completed a $45.0 million private placement to the Company. In addition, the Company committed to pay up to $25.0 million in organization and offering costs in connection with the Offering and concurrent private placement, including commissions payable to the underwriters and other offering expenses. A wholly-owned subsidiary of the Company will be the external manager of SAFE and will be entitled to a management fee, payable solely in shares of SAFE's common stock, equal to the sum of 1.0% of SAFE's total equity up to $2.5 billion and 0.75% of SAFE's total equity in excess of $2.5 billion. The Company is not entitled to receive any performance or incentive compensation. The Company is also entitled to receive expense reimbursements, payable solely in shares of SAFE's common stock, for its personnel that perform certain legal, accounting, due diligence tasks and other services that third-party professionals or outside consultants otherwise would perform.
Discontinued Operations—The transactions described above involving the Company's GL business qualified for discontinued operations and the following table summarizes income from discontinued operations for the years ended December 31, 2016, 2015 and 2014 ($ in thousands)(1):

	2016	2015	2014
Revenues	$21,839	$18,520	$16,878
Expenses	3,569	3,443	3,756
Income from discontinued operations	$18,270	$15,077	$13,122
_______________________________________________________________________________

(1)	Revenues primarily consisted of operating lease income and expenses primarily consisted of depreciation and amortization and real estate expense.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The following table presents cash flows provided by operating activities and cash flows used in investing activities from discontinued operations for the years ended December 31, 2016, 2015 and 2014 ($ in thousands).

	2016	2015	2014
Cash flows provided by operating activities	$16,662	$14,446	$15,459
Cash flows used in investing activities	7,972	—	—
Other Dispositions—During the years ended December 31, 2016, 2015 and 2014, the Company sold residential condominiums for total net proceeds of $97.8 million, $127.9 million and $236.2 million, respectively, and recorded income from sales of real estate totaling $26.1 million, $40.1 million and $79.1 million, respectively.
During the years ended December 31, 2016, 2015 and 2014, the Company sold net lease assets for total net proceeds of $117.2 million, $100.8 million and $127.2 million, respectively, and recorded income from sales of real estate of $21.1 million, $40.1 million and $6.2 million, respectively.
During the year ended December 31, 2016, the Company sold commercial operating properties for total net proceeds of $229.1 million and recorded income from sales of real estate totaling $49.3 million.
During the year ended December 31, 2015, the Company sold a commercial operating property for $68.5 million to a newly formed unconsolidated entity in which the Company owns a 50.0% equity interest (refer to Note 7). The Company recognized a gain on sale of $13.6 million, reflecting the Company's share of the interest sold to a third party, which was recorded as "Income from sales of real estate" in the Company's consolidated statements of operations.
During the year ended December 31, 2015, the Company, through a consolidated entity, sold a leasehold interest in a commercial operating property with a carrying value of $126.3 million for net proceeds of $93.5 million and simultaneously entered into a ground lease with the buyer with an initial term of 99 years. The Company sold the leasehold interest at below fair value to incentivize the buyer to enter into an above market ground lease. As a result, the Company recorded no gain or loss on the sale and recorded a lease incentive asset of $32.8 million, which is included in "Real estate available and held for sale" on the Company's consolidated balance sheets. In December 2015, the Company acquired the noncontrolling interest in the entity for $6.4 million.

During the year ended December 31, 2015, the Company also sold three commercial operating properties for net proceeds of $5.0 million which approximated carrying value.
During the year ended December 31, 2014, the Company sold its 72% interest in a previously consolidated entity, which owned a net lease asset subject to a non-recourse mortgage of $26.0 million at the time of sale, to the Net Lease Venture for net proceeds of $10.1 million that approximated carrying value (refer to Note 7). During the year ended December 31, 2014, the Company also sold a net lease asset for net proceeds of $93.7 million, which approximated carrying value, to the Net Lease Venture (refer to Note 7).
During the year ended December 31, 2014, the Company sold commercial operating properties for total net proceeds of $34.2 million and recorded income from sales of real estate of $4.6 million.
Impairments—During the years ended December 31, 2016, 2015 and 2014, the Company recorded impairments on real estate assets totaling $10.7 million, $5.9 million and $11.8 million, respectively. The impairments recorded in 2016 resulted from unfavorable local market conditions on residential operating properties and impairments upon the execution of sales contracts on net lease assets. The impairments recorded in 2015 resulted from a change in business strategy for two commercial operating properties and unfavorable local market conditions for one residential property. The impairments recorded in 2014 resulted from changes in business strategy for a residential property, unfavorable local market conditions for two real estate properties and from the sale of net lease assets.
Tenant Reimbursements—The Company receives reimbursements from tenants for certain facility operating expenses including common area costs, insurance, utilities and real estate taxes. Tenant expense reimbursements were $24.3 million, $26.8 million and $30.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts are included in "Operating lease income" in the Company's consolidated statements of operations.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Allowance for Doubtful Accounts—As of December 31, 2016 and 2015, the allowance for doubtful accounts related to real estate tenant receivables was $1.3 million and $1.9 million, respectively, and the allowance for doubtful accounts related to deferred operating lease income was $1.3 million and $1.5 million, respectively. These amounts are included in "Accrued interest and operating lease income receivable, net" and "Deferred operating lease income receivable, net," respectively, on the Company's consolidated balance sheets.
Future Minimum Operating Lease Payments—Future minimum operating lease payments to be collected under non-cancelable leases, excluding customer reimbursements of expenses, in effect as of December 31, 2016, are as follows ($ in thousands):

Year	Net Lease Assets	Operating Properties
2017	$106,076	$36,580
2018	108,975	34,535
2019	109,485	30,805
2020	108,922	28,225
2021	108,922	26,794

Note 5—Land and Development

The Company's land and development assets were comprised of the following ($ in thousands):

	As of December 31,
	2016	2015
Land and land development, at cost	$952,051	$1,007,995
Less: accumulated depreciation	(6,486)	(6,032)
Total land and development, net	$945,565	$1,001,963

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Acquisitions—During the year ended December 31, 2016, the Company acquired an additional 10.7% interest in a consolidated entity for $10.8 million. The Company owns 95.7% of the entity as of December 31, 2016.

During the year ended December 31, 2016, the Company acquired, via deed-in-lieu, title to two land assets which had a total fair value of $40.6 million and previously served as collateral for loans receivable held by the Company. No gain or loss was recorded in connection with these transactions.

During the year ended December 31, 2014, the Company acquired, via deed-in-lieu, title to a land asset that previously served as collateral for loans receivable. The fair value of the land asset was $5.5 million.

Dispositions—During the years ended December 31, 2016, 2015 and 2014, the Company sold residential lots and parcels and recognized land development revenue of $88.3 million, $100.2 million and $15.2 million, respectively, from its land and development portfolio. During the years ended December 31, 2016, 2015 and 2014, the Company recognized land development cost of sales of $62.0 million, $67.4 million and $12.8 million, respectively, from its land and development portfolio.

During the year ended December 31, 2016, the Company sold a land and development asset to a newly formed unconsolidated entity in which the Company owns a 50.0% equity interest (refer to Note 7). The Company recognized a gain of $8.8 million, reflecting the Company's share of the interest sold to a third party, which was recorded as "Income from sales of real estate" in the Company's consolidated statement of operations.

In April 2015, the Company transferred a land asset to a purchaser at a stated price of $16.1 million, as part of an agreement to construct an amphitheater, for which the Company received immediate payment of $5.3 million, with the remainder to be received upon completion of the development project. Due to the Company's continuing involvement in the project, no sale was recognized and the proceeds were recorded as unearned revenue in "Accounts payable, accrued expenses and other liabilities" on the Company's consolidated balance sheets (refer to Note 8).

During the year ended December 31, 2014, the Company contributed land with a carrying value of $9.5 million to a newly formed unconsolidated entity (refer to Note 7). During the same period, the Company also sold properties with a carrying value of $6.8 million for proceeds that approximated carrying value.
Impairments—During the years ended December 31, 2016, 2015 and 2014, the Company recorded impairments on land and development assets of $3.8 million, $4.6 million and $22.8 million, respectively.

Redeemable Noncontrolling Interest—The Company has a majority interest in a strategic venture that provides the third party minority partner an option to redeem its interest at fair value. The Company has reflected the partner's noncontrolling interest in this venture as a component of redeemable noncontrolling interest within its consolidated balance sheets. Changes in fair value are being accreted over the term from the date of issuance of the redemption option to the earliest redemption date using the interest method. As of December 31, 2016 and December 31, 2015, this interest had a carrying value of $1.3 million and $7.2 million, respectively. As of December 31, 2016 and 2015, this interest had a redemption value of zero and $9.2 million, respectively.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 6—Loans Receivable and Other Lending Investments, net

The following is a summary of the Company's loans receivable and other lending investments by class ($ in thousands):

	As of December 31,
Type of Investment	2016	2015
Senior mortgages	$940,738	$975,915
Corporate/Partnership loans	490,389	643,270
Subordinate mortgages	24,941	28,676
Total gross carrying value of loans	1,456,068	1,647,861
Reserves for loan losses	(85,545)	(108,165)
Total loans receivable, net	1,370,523	1,539,696
Other lending investments—securities	79,916	62,289
Total loans receivable and other lending investments, net	$1,450,439	$1,601,985

In June 2015, the Company received a loan with a fair value of $146.7 million as a non-cash paydown on a $196.6 million loan and reduced the principal balance by the fair value to $49.9 million. The loan received has been recorded as a loan receivable and is included in "Loans receivable and other lending investments, net" on the Company’s consolidated balance sheet. In connection with the transaction, the Company recorded a provision for loan losses of $25.9 million on the original loan resulting in a remaining balance of $24.0 million. In October 2015, the Company received full payment of the $24.0 million remaining balance of the original $196.6 million loan.

During the year ended December 31, 2015, the Company sold a loan with a carrying value of $5.5 million. No gain or loss was recorded on the sale. During the year ended December 31, 2014, the Company sold loans with an aggregate carrying value of $30.8 million and recorded gains of $19.1 million. Gains on sales of loans are recorded in "Other income" in the Company's consolidated statements of operations.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Reserve for Loan Losses—Changes in the Company's reserve for loan losses were as follows ($ in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Reserve for loan losses at beginning of period	$108,165	$98,490	$377,204
(Recovery of) provision for loan losses(1)	(12,514)	36,567	(1,714)
Charge-offs	(10,106)	(26,892)	(277,000)
Reserve for loan losses at end of period	$85,545	$108,165	$98,490
______________________________________________________________________________

(1)
For the years ended December 31, 2016, 2015 and 2014, the provision for loan losses includes recoveries of previously recorded asset-specific loan loss reserves of $13.7 million, $0.6 million and $10.1 million, respectively.

The Company's recorded investment in loans (comprised of a loan's carrying value plus accrued interest) and the associated reserve for loan losses were as follows ($ in thousands):

	Individually Evaluated for Impairment(1)	Collectively Evaluated for Impairment(2)	Total
As of December 31, 2016
Loans	$253,941	$1,209,062	$1,463,003
Less: Reserve for loan losses	(62,245)	(23,300)	(85,545)
Total(3)	$191,696	$1,185,762	$1,377,458
As of December 31, 2015
Loans	$132,492	$1,524,347	$1,656,839
Less: Reserve for loan losses	(72,165)	(36,000)	(108,165)
Total(3)	$60,327	$1,488,347	$1,548,674
_______________________________________________________________________________

(1)
The carrying value of these loans include unamortized discounts, premiums, deferred fees and costs totaling net discounts of $0.4 million and $0.2 million as of December 31, 2016 and 2015, respectively. The Company's loans individually evaluated for impairment primarily represent loans on non-accrual status and therefore, the unamortized amounts associated with these loans are not currently being amortized into income. During the year ended December 31, 2016, the Company transferred a loan with a gross carrying value of $157.2 million to non-performing status due to the initiation of bankruptcy proceedings related to the collateral, which resulted in the release of $11.6 million of the general reserve. The Company performed a valuation and recorded a specific reserve of $12.5 million.

(2)
The carrying value of these loans include unamortized discounts, premiums, deferred fees and costs totaling net discounts of $1.9 million and $8.2 million as of December 31, 2016 and 2015, respectively.

(3)
The Company's recorded investment in loans as of December 31, 2016 and 2015 includes accrued interest of $6.9 million and $9.0 million, respectively, which are included in "Accrued interest and operating lease income receivable, net" on the Company's consolidated balance sheets. As of December 31, 2016 and 2015, excludes $79.9 million and $62.3 million, respectively, of securities that are evaluated for impairment under ASC 320.

Credit Characteristics—As part of the Company's process for monitoring the credit quality of its loans, it performs a quarterly loan portfolio assessment and assigns risk ratings to each of its performing loans. Risk ratings, which range from 1 (lower risk) to 5 (higher risk), are based on judgments which are inherently uncertain and there can be no assurance that actual performance will be similar to current expectation.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The Company's recorded investment in performing loans, presented by class and by credit quality, as indicated by risk rating, was as follows ($ in thousands):

	As of December 31,
	2016		2015
	Performing Loans	Weighted Average Risk Ratings	Performing Loans	Weighted Average Risk Ratings
Senior mortgages	$859,250	3.12	$853,595	2.96
Corporate/Partnership loans	335,677	3.09	641,713	3.37
Subordinate mortgages	14,135	3.00	29,039	3.64
Total	$1,209,062	3.11	$1,524,347	3.15

The Company's recorded investment in loans, aged by payment status and presented by class, were as follows ($ in thousands):

As of December 31, 2016	Current	Less Than and Equal to 90 Days	Greater Than 90 Days(1)	Total Past Due	Total
Senior mortgages	$868,505	$—	$76,677	$76,677	$945,182
Corporate/Partnership loans	335,677	—	157,146	157,146	492,823
Subordinate mortgages	24,998	—	—	—	24,998
Total	$1,229,180	$—	$233,823	$233,823	$1,463,003
As of December 31, 2015
Senior mortgages	$864,099	$—	$116,250	$116,250	$980,349
Corporate/Partnership loans	647,451	—	—	—	647,451
Subordinate mortgages	29,039	—	—	—	29,039
Total	$1,540,589	$—	$116,250	$116,250	$1,656,839
_______________________________________________________________________________

(1)
As of December 31, 2016, the Company had four loans which were greater than 90 days delinquent and were in various stages of resolution, including legal proceedings, environmental concerns and foreclosure-related proceedings, and ranged from 1.0 to 8.0 years outstanding. As of December 31, 2015, the Company had four loans which were greater than 90 days delinquent and were in various stages of resolution, including legal proceedings, environmental concerns and foreclosure-related proceedings, and ranged from 1.0 to 7.0 years outstanding.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Impaired Loans—The Company's recorded investment in impaired loans, presented by class, were as follows ($ in thousands)(1):

	As of December 31, 2016			As of December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Subordinate mortgages	$10,862	$10,846	$—	$—	$—	$—
Subtotal	$10,862	$10,846	$—	$—	$—	$—
With an allowance recorded:
Senior mortgages	$85,933	$85,780	$(49,774)	$126,754	$125,776	$(69,627)
Corporate/Partnership loans	157,146	146,783	(12,471)	5,738	5,738	(2,538)
Subtotal	$243,079	$232,563	$(62,245)	$132,492	$131,514	$(72,165)
Total:
Senior mortgages	$85,933	$85,780	$(49,774)	$126,754	$125,776	$(69,627)
Corporate/Partnership loans	157,146	146,783	(12,471)	5,738	5,738	(2,538)
Subordinate mortgages	10,862	10,846	—	—	—	—
Total	$253,941	$243,409	$(62,245)	$132,492	$131,514	$(72,165)
_______________________________________________________________________________

(1)	All of the Company's non-accrual loans are considered impaired and included in the table above.

The Company's average recorded investment in impaired loans and interest income recognized, presented by class, were as follows ($ in thousands):

	For the Years Ended December 31,
	2016		2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Senior mortgages	$3,661	$226	$—	$—	$35,659	$1,922
Subordinate mortgages	6,799	—	—	—	—	—
Subtotal	10,460	226	—	—	35,659	1,922
With an allowance recorded:
Senior mortgages	118,921	—	129,135	38	334,351	158
Corporate/Partnership loans	66,101	—	24,252	12	52,963	181
Subtotal	185,022	—	153,387	50	387,314	339
Total:
Senior mortgages	122,582	226	129,135	38	370,010	2,080
Corporate/Partnership loans	66,101	—	24,252	12	52,963	181
Subordinate mortgages	6,799	—	—	—	—	—
Total	$195,482	$226	$153,387	$50	$422,973	$2,261

There was no interest income related to the resolution of non-performing loans recorded during the years ended December 31, 2016, 2015 and 2014.

Troubled Debt Restructurings—During the year ended December 31, 2015, the Company modified two senior loans that were determined to be troubled debt restructurings. The Company restructured one non-performing loan with a recorded investment of $5.8 million to grant a maturity extension of one year. The Company also modified one non-performing loan with a recorded investment of $11.6 million to grant a discounted payoff option and a maturity extension of one year. The Company's recorded investment in these loans was not impacted by the modifications.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

During the year ended December 31, 2014, the Company restructured one non-performing senior loan that was determined to be a troubled debt restructuring with a recorded investment of $7.0 million to grant a maturity extension of one year and included conditional extension options. The Company's recorded investment in this loan was not impacted by the modification.
Generally when granting concessions, the Company will seek to protect its position by requiring incremental pay downs, additional collateral or guarantees and in some cases lookback features or equity kickers to offset concessions granted should conditions impacting the loan improve. The Company's determination of credit losses is impacted by troubled debt restructurings whereby loans that have gone through troubled debt restructurings are considered impaired, assessed for specific reserves, and are not included in the Company's assessment of general loan loss reserves. Loans previously restructured under troubled debt restructurings that subsequently default are reassessed to incorporate the Company's current assumptions on expected cash flows and additional provision expense is recorded to the extent necessary. As of December 31, 2016, there were no unfunded commitments associated with modified loans considered troubled debt restructurings.

Securities—Other lending investments—securities includes the following ($ in thousands):

	Face Value	Amortized Cost Basis	Net Unrealized Gain (Loss)	Estimated Fair Value	Net Carrying Value
As of December 31, 2016
Available-for-Sale Securities
Municipal debt securities	$21,240	$21,240	$426	$21,666	$21,666
Held-to-Maturity Securities
Debt securities	58,454	58,250	2,753	61,003	58,250
Total	$79,694	$79,490	$3,179	$82,669	$79,916
As of December 31, 2015
Available-for-Sale Securities
Municipal debt securities	$1,010	$1,010	$151	$1,161	$1,161
Held-to-Maturity Securities
Debt securities	54,549	61,128	71	61,199	61,128
Total	$55,559	$62,138	$222	$62,360	$62,289

As of December 31, 2016, the contractual maturities of the Company's securities were as follows ($ in thousands):

	Held-to-Maturity Securities		Available-for-Sale Securities
	Amortized Cost Basis	Estimated Fair Value	Amortized Cost Basis	Estimated Fair Value
Maturities
Within one year	$—	$—	$—	$—
After one year through 5 years	58,250	61,003	—	—
After 5 years through 10 years	—	—	—	—
After 10 years	—	—	21,240	21,666
Total	$58,250	$61,003	$21,240	$21,666

Note 7—Other Investments

The Company's other investments and its proportionate share of earnings (losses) from equity method investments were as follows ($ in thousands):

	Carrying Value		Equity in Earnings (Losses)
	As of December 31,		For the Years Ended December 31,
	2016	2015	2016	2015	2014
Real estate equity investments
iStar Net Lease I LLC ("Net Lease Venture")	$92,669	$69,096	$3,567	$5,221	$1,915
Marina Palms, LLC ("Marina Palms")	35,185	30,099	22,053	23,626	14,671
Other real estate equity investments (1)	53,202	81,452	41,822	(5,280)	36,842
Subtotal	181,056	180,647	67,442	23,567	53,428
Other strategic investments (2)(3)	33,350	73,525	9,907	8,586	41,477
Total	$214,406	$254,172	$77,349	$32,153	$94,905
_______________________________________________________________________________

(1)
During the year ended December 31, 2016, a majority-owned consolidated subsidiary of the Company sold its interest in a real estate equity method investment for net proceeds of $39.8 million and recognized equity in earnings of $31.5 million, of which $10.1 million was attributable to the noncontrolling interest. In addition, the Company received a distribution from one of its real estate equity method investments and recognized equity in earnings during the year ended December 31, 2016 of $11.6 million. During the year ended December 31, 2014, the Company recognized $32.9 million of earnings from equity method investments resulting from asset sales by one of its equity method investees.

(2)
During the year ended December 31, 2014, the Company recognized $23.4 million of earnings from equity method investments resulting from asset sales and a legal settlement by one of its equity method investees.

(3)
In conjunction with the sale of the Company's interests in Oak Hill Advisors, L.P. in 2011, the Company retained a share of the carried interest related to various funds. During the years ended December 31, 2016, 2015 and 2014, the Company recognized $4.3 million, $2.2 million and $9.0 million, respectively, of carried interest income.

Net Lease Venture—In February 2014, the Company partnered with a sovereign wealth fund to form a new unconsolidated entity in which the Company has an equity interest of approximately 51.9%. This entity is not a VIE and the Company does not have controlling interest due to the substantive participating rights of its partner. The partners plan to contribute up to an aggregate $500 million of equity to acquire and develop net lease assets over time. The Company is responsible for sourcing new opportunities and managing the venture and its assets in exchange for a promote and management fee. Several of the Company's senior executives whose time is substantially devoted to the Net Lease Venture own a total of 0.6% equity ownership in the venture via co-investment. These senior executives are also entitled to an amount equal to 50% of any promote payment received based on the 47.5% partner's interest. During the year ended December 31, 2016, the Net Lease Venture acquired two office properties and the Company made contributions to the Net Lease Venture of $37.7 million. During the year ended December 31, 2014, the Company sold a net lease asset for net proceeds of $93.7 million, which approximated carrying value, to the Net Lease Venture. The Company also sold its 72% interest in a previously consolidated entity, which owns a net lease asset subject to a mortgage of $26.0 million, to the Net Lease Venture for net proceeds of $10.1 million, which approximated carrying value. During the same period, the Net Lease Venture purchased a portfolio of 58 net lease assets for a purchase price of $200.0 million from a third party. As of December 31, 2016 and 2015, the venture's carrying value of total assets was $511.3 million and $400.2 million, respectively. During the years ended December 31, 2016, 2015 and 2014, the Company recorded $1.6 million, $1.5 million and $1.3 million, respectively, of management fees from the Net Lease Venture. The management fees are included in "Other income" in the Company's consolidated statements of operations. In November 2016, the Net Lease Venture placed five year non-recourse financing of $29.0 million on one of its net lease assets. Net proceeds from the financing were distributed to the members of which the Company received $13.2 million. In June 2015, the Net Lease Venture placed ten year non-recourse financing of $120.0 million on one of its net lease assets. Net proceeds from the financing were distributed to its members of which the Company received approximately $61.2 million.
Marina Palms—As of December 31, 2016, the Company owned a 47.5% equity interest in Marina Palms, a 468 unit, two tower residential condominium development in North Miami Beach, Florida. The 234 unit north tower has one unit remaining for sale as of December 31, 2016. The 234 unit south tower is 83% pre-sold (based on unit count) as of December 31, 2016. This entity is not a VIE and the Company does not have controlling interest due to shared control of the entity with its partner. As of December 31, 2016 and 2015, the venture's carrying value of total assets was $201.8 million and $278.5 million, respectively.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Other real estate equity investments—As of December 31, 2016, the Company's other real estate equity investments included equity interests in real estate ventures ranging from 20% to 85%, comprised of investments of $3.6 million in operating properties and $49.6 million in land assets. As of December 31, 2015, the Company's other real estate equity investments included $11.1 million in operating properties and $70.4 million in land assets.
In December 2016, the Company sold a land and development asset for $36.0 million to a newly formed unconsolidated entity in which the Company owns a 50.0% equity interest (refer to Note 5). The Company recognized a gain of $8.8 million, reflecting the Company's share of the interest sold to a third party, which was recorded as "Income from sales of real estate" in the Company's consolidated statements of operations. The Company and its partner both made $7.0 million contributions to the venture and the Company provided financing to the entity in the form of a $27.0 million senior loan, of which $23.0 million was funded as of December 31, 2016. The Company received $17.6 million of net proceeds from the sale of the asset. This entity is a VIE and the Company does not have a controlling interest due to shared control of the entity with its partner.
During the year ended December 31, 2015, the Company sold a commercial operating property for $68.5 million to a newly formed unconsolidated entity in which the Company owns a 50.0% equity interest (refer to Note 4). The Company recognized a gain on sale of $13.6 million, reflecting the Company's share of the interest sold to a third party, which was recorded as "Income from sales of real estate" in the Company's consolidated statements of operations. The venture placed financing on the property and proceeds from the financing were distributed to its members. Net proceeds received by the Company were $55.4 million, which was net of the Company's $13.6 million non-cash equity contribution to the venture and inclusive of a $21.0 million distribution from the financing proceeds. This entity is not a VIE and the Company does not have a controlling interest due to shared control of the entity with its partner.
During the year ended December 31, 2014, the Company contributed land to a newly formed unconsolidated entity in which the Company received an initial equity interest of 85.7%. As of December 31, 2016, this entity is not a VIE and the Company does not have a controlling interest due to shared control of the entity with the partner. Additionally, the Company committed to provide $45.7 million of mezzanine financing to the entity. As of December 31, 2015, the loan balance was $33.7 million and is included in "Loans receivable and other lending investments, net" on the Company's consolidated balance sheets. In September 2016, the entity secured non-recourse financing from a third-party lender, paid off in full the mezzanine loan from the Company and distributed the excess proceeds from the financing to the partners. The Company received a distribution in excess of its carrying value and recorded equity in earnings of $11.6 million. The Company has no further obligation nor intention to fund the venture in the future. Subsequent to the distribution of the financing proceeds, the operating agreement of the entity was amended and the Company retained a 50% interest in the entity. During the years ended December 31, 2016, 2015 and 2014, the Company recorded $3.6 million, $3.9 million and $0.6 million of interest income, respectively. As of December 31, 2016 and 2015, the Company had a recorded equity interest of zero and $6.3 million, respectively.
During the year ended December 31, 2014, the Company and a consortium of co-lenders formed a new unconsolidated entity, in which the Company received an initial 15.7% equity interest, which acquired, via foreclosure sale, title to a land asset which previously served as collateral for a loan receivable held by the consortium. This entity is not a VIE and the Company does not have controlling interest in the entity as the Company's voting rights are based on its ownership percentage in the entity. During the year ended December 31, 2014, as a result of the transaction, the Company recorded an additional provision of $2.8 million in "Provision for (recovery of) loan losses" in its consolidated statements of operations. In 2016, the Company purchased the units of another member in the entity for $1.9 million that increased its equity interest to 20.1%. Also during 2016, the Company recorded a $3.6 million impairment in equity in earnings due to a reduction in the estimated fair value of the underlying property. As of December 31, 2016 and 2015, the Company had a recorded equity interest of $26.4 million and $24.0 million, respectively.
Other strategic investments—As of December 31, 2016, the Company also had smaller investments in real estate related funds and other strategic investments in several other entities that were accounted for under the equity method or cost method. As of December 31, 2016 and 2015, the carrying value of the Company's cost method investments was $1.4 million and $1.5 million, respectively. During the year ended December 31, 2015, the Company sold available-for-sale securities for proceeds of $7.4 million for gains of $2.6 million, which are included in "Other income" in the Company's consolidated statements of operations. The amount reclassified out of accumulated other comprehensive income into earnings was determined based on the specific identification method.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)
Summarized investee financial information—The following tables present the investee level summarized financial information of the Company's equity method investments ($ in thousands):

	As of December 31,			For the Years Ended December 31,
	2016	2015		2016	2015	2014
Balance Sheets			Income Statements
Total assets	$2,803,411	$3,597,587	Revenues	$272,281	$481,224	$626,039
Total liabilities	683,079	768,622	Expenses	(227,720)	(245,968)	(185,603)
Noncontrolling interests	23,544	19,208	Net income attributable to parent entities	42,209	234,529	440,210
Total equity	2,096,788	2,809,757
Note 8—Other Assets and Other Liabilities
Deferred expenses and other assets, net, consist of the following items ($ in thousands):

	As of December 31,
	2016	2015
Intangible assets, net(1)	$30,727	$33,532
Other receivables(2)	52,820	22,557
Other assets	35,189	36,665
Restricted cash	25,883	26,657
Leasing costs, net(3)	11,802	18,668
Corporate furniture, fixtures and equipment, net(4)	5,691	4,405
Deferred expenses and other assets, net	$162,112	$142,484
_______________________________________________________________________________

(1)
Intangible assets, net includes above market and in-place lease assets related to the acquisition of real estate assets. Accumulated amortization on intangible assets, net was $31.9 million and $36.8 million as of December 31, 2016 and 2015, respectively. The amortization of above market leases decreased operating lease income in the Company's consolidated statements of operations by $3.9 million, $6.4 million and $8.6 million for the years ended December 31, 2016, 2015, and 2014, respectively. These intangible lease assets are amortized over the term of the lease. The amortization expense for in-place leases was $1.9 million, $3.6 million and $6.7 million for the years ended December 31, 2016, 2015, and 2014, respectively. These amounts are included in "Depreciation and amortization" in the Company's consolidated statements of operations.

(2)	As of December 31, 2016 and 2015, includes $26.0 million and $11.3 million, respectively, of receivables related to the construction and development of an amphitheater (refer to Note 5).

(3)	Accumulated amortization of leasing costs was $6.7 million and $9.8 million as of December 31, 2016 and 2015, respectively.

(4)	Accumulated depreciation on corporate furniture, fixtures and equipment was $9.0 million and $8.1 million as of December 31, 2016 and 2015, respectively.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Accounts payable, accrued expenses and other liabilities consist of the following items ($ in thousands):

	As of December 31,
	2016	2015
Other liabilities(1)	$75,993	$80,332
Accrued expenses(2)	72,693	68,937
Accrued interest payable	54,033	55,081
Intangible liabilities, net(3)	8,851	10,485
Accounts payable, accrued expenses and other liabilities	$211,570	$214,835
_______________________________________________________________________________

(1)
As of December 31, 2016 and 2015, "Other liabilities" includes $24.0 million and $14.5 million, respectively, related to profit sharing arrangements with developers for certain properties sold. As of December 31, 2016 and 2015, includes $2.0 million and $4.6 million, respectively, associated with "Real estate available and held for sale" on the Company's consolidated balance sheets. As of December 31, 2016 and 2015, "Other liabilities" also includes $8.5 million and $6.6 million, respectively related to tax increment financing bonds which were issued by government entities to fund development within two of the Company's land projects. The amount represents tax assessments associated with each project, which will decrease as the Company sells units.

(2)
As of December 31, 2016 and 2015, accrued expenses includes $1.7 million and $5.5 million, respectively, associated with "Real estate available and held for sale" on the Company's consolidated balance sheets.

(3)
Intangible liabilities, net includes below market lease liabilities related to the acquisition of real estate assets. Accumulated amortization on below market leases was $6.4 million and $6.6 million as of December 31, 2016 and 2015, respectively. The amortization of below market leases increased operating lease income in the Company's consolidated statements of operations by $1.1 million, $1.5 million and $2.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Intangible assets—The estimated expense from the amortization of in-place leases for each of the five succeeding fiscal years is as follows ($ in thousands):

2017	$2,137
2018	1,789
2019	1,750
2020	1,721
2021	1,675

Note 9—Loan Participations Payable, net

The Company's loan participations payable, net were as follows ($ in thousands):

	Carrying Value as of
	December 31, 2016	December 31, 2015
Loan participations payable(1)	$160,251	$153,000
Debt discounts and deferred financing costs, net	(930)	(914)
Total loan participations payable, net	$159,321	$152,086
_______________________________________________________________________________

(1)
As of December 31, 2016, the Company had three loan participations payable with a weighted average interest rate of 4.8%. As of December 31, 2015, the Company had two loan participations payable with a weighted average interest rate of 4.6%.

Loan participations represent transfers of financial assets that did not meet the sales criteria established under ASC Topic 860 and are accounted for as loan participations payable, net as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the corresponding loan receivable balances were $159.1 million and $153.0 million, respectively, and are included in "Loans receivable and other lending investments, net" on the Company's consolidated balance sheets. The principal and interest due on these loan participations payable are paid from cash flows of the corresponding loans receivable, which serve as collateral for the participations.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 10—Debt Obligations, net

As of December 31, 2016 and 2015, the Company's debt obligations were as follows ($ in thousands):

	Carrying Value as of December 31,		Stated Interest Rates		Scheduled Maturity Date
	2016	2015
Secured credit facilities and mortgages:
2015 $250 Million Secured Revolving Credit Facility	$—	$250,000	LIBOR + 2.75%	(1)	March 2018
2016 Senior Secured Credit Facility	498,648	—	LIBOR + 4.50%	(2)	July 2020
Mortgages collateralized by net lease assets	249,987	239,547	3.875% - 7.26%	(3)	Various through 2032
2012 Tranche A-2 Facility	—	339,717	LIBOR + 5.75%	(4)	—
Total secured credit facilities and mortgages	748,635	829,264
Unsecured notes:
5.875% senior notes	—	261,403	5.875%		—
3.875% senior notes	—	265,000	3.875%		—
3.00% senior convertible notes(5)	—	200,000	3.00%		—
1.50% senior convertible notes(6)	—	200,000	1.50%		—
5.85% senior notes	99,722	99,722	5.85%		March 2017
9.00% senior notes	275,000	275,000	9.00%		June 2017
4.00% senior notes(7)	550,000	550,000	4.00%		November 2017
7.125% senior notes	300,000	300,000	7.125%		February 2018
4.875% senior notes(8)	300,000	300,000	4.875%		July 2018
5.00% senior notes(9)	770,000	770,000	5.00%		July 2019
6.50% senior notes(10)	275,000	—	6.50%		July 2021
Total unsecured notes	2,569,722	3,221,125
Other debt obligations:
Trust preferred securities	100,000	100,000	LIBOR + 1.50%		October 2035
Total debt obligations	3,418,357	4,150,389
Debt discounts and deferred financing costs, net	(28,449)	(31,566)
Total debt obligations, net (11)	$3,389,908	$4,118,823
_______________________________________________________________________________

(1)
The loan bears interest at the Company's election of either (i) a base rate, which is the greater of (a) prime, (b) federal funds plus 0.5% or (c) LIBOR plus 1.0% and subject to a margin ranging from 1.25% to 1.75%, or (ii) LIBOR subject to a margin ranging from 2.25% to 2.75%. At maturity, the Company may convert outstanding borrowings to a one year term loan which matures in quarterly installments through March 2019.

(2)
The loan bears interest at the Company's election of either (i) a base rate, which is the greater of (a) prime, (b) federal funds plus 0.5% or (c) LIBOR plus 1.0% and subject to a margin of 3.5% or (ii) LIBOR subject to a margin of 4.5% with a minimum LIBOR rate of 1.0%.

(3)	As of December 31, 2016 and 2015, includes a loan with a floating rate of LIBOR plus 2.00%. As of December 31, 2016, the weighted average interest rate of these loans is 5.1%.

(4)	The loan had a LIBOR floor of 1.25%.

(5)
The Company's 3.00% senior convertible fixed rate notes due November 2016 ("3.00% Convertible Notes") were convertible at the option of the holders, into 85.0 shares per $1,000 principal amount of 3.00% Convertible Notes, at $11.77 per share at any time prior to the close of business on November 14, 2016. $9.6 million principal amount of the 3.00% Convertible Notes were converted into 0.8 million shares of common stock.

(6)
The Company's 1.50% senior convertible fixed rate notes due November 2016 ("1.50% Convertible Notes") were convertible at the option of the holders, into 57.8 shares per $1,000 principal amount of 1.50% Convertible Notes, at $17.29 per share at any time prior to the close of business on November 14, 2016. None of the 1.50% Convertible Notes were converted into shares of common stock.

(7)	The Company can prepay these senior notes without penalty beginning August 1, 2017.

(8)	The Company can prepay these senior notes without penalty beginning January 1, 2018.

(9)	The Company can prepay these senior notes without penalty beginning July 1, 2018.

(10)	The Company can prepay these senior notes without penalty beginning July 1, 2020.

(11)	The Company capitalized interest relating to development activities of $5.8 million, $5.3 million and $4.9 million for the years ended December 31, 2016 2015 and 2014, respectively.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Future Scheduled Maturities—As of December 31, 2016, future scheduled maturities of outstanding debt obligations are as follows ($ in thousands):

	Unsecured Debt	Secured Debt	Total
2017(1)	$924,722	$—	$924,722
2018	600,000	11,196	611,196
2019	770,000	29,191	799,191
2020	—	498,648	498,648
2021	275,000	119,860	394,860
Thereafter	100,000	89,740	189,740
Total principal maturities	2,669,722	748,635	3,418,357
Unamortized discounts and deferred financing costs, net	(18,426)	(10,023)	(28,449)
Total debt obligations, net	$2,651,296	$738,612	$3,389,908
_____________________________________________________________________________

(1)
The Company has $924.7 million of debt obligations maturing in three separate tranches during 2017, and $311.2 million of other debt obligations maturing before the end of February 2018, as listed in the debt obligations table above. The Company's plans to satisfy these obligations primarily consist of accessing the debt and/or equity markets to obtain capital to satisfy the maturing obligations. In addition, management intends to execute on its business strategy of disposing of assets and selling interests in business lines as well as collecting loan repayments from borrowers to further generate available liquidity. Should these sources of capital not be sufficiently available, the Company will slow its pace of making new investments and will need to identify alternative sources of capital. As of February 23, 2017, the Company had approximately $710.7 million of cash and available capacity under existing borrowing arrangements.

2016 Senior Secured Credit Facility—In June 2016, the Company entered into a senior secured credit facility of $450.0 million (the "2016 Senior Secured Credit Facility"). In August 2016, the Company upsized the facility to $500.0 million. The initial $450.0 million of the 2016 Senior Secured Credit Facility was issued at 99% of par and the upsize was issued at par. The 2016 Senior Secured Credit Facility bears interest at a floating rate of LIBOR plus 4.50% with a 1.00% LIBOR floor. Subsequent to December 31, 2016, the Company repriced the 2016 Senior Secured Credit Facility to LIBOR plus 3.75% with a 1.00% LIBOR floor. The 2016 Senior Secured Credit Facility is collateralized 1.25x by a first lien on a fixed pool of assets. Proceeds from principal repayments and sales of collateral are applied to amortize the 2016 Senior Secured Credit Facility. Proceeds received for interest, rent, lease payments and fee income are retained by the Company. The Company may also make optional prepayments, subject to prepayment fees, and is required to repay 0.25% of the principal amount outstanding on the first business day of each quarter beginning on October 3, 2016. Proceeds from the 2016 Senior Secured Credit Facility, together with cash on hand, were primarily used to repay in full the remaining $323.2 million 2012 Secured Tranche A-2 Facility and repay the $245.0 million balance outstanding on the 2015 Secured Revolving Credit Facility (as defined below).
In connection with the 2016 Senior Secured Credit Facility, the Company incurred $4.5 million of lender fees, substantially all of which was capitalized in "Debt obligations, net" on the Company's consolidated balance sheets. The Company also incurred $6.2 million in third party fees, of which $4.3 million was capitalized in “Debt obligations, net” on the Company's consolidated balance sheets, as it related to new lenders, and $1.9 million was recognized in “Other expense” in the Company's consolidated statements of operations as it related primarily to those lenders from the original facility that modified their debt under the new facility.

2016 Secured Term Loan—In December 2016, the Company arranged a $170.0 million delayed draw secured term loan (the "2016 Secured Term Loan"). The 2016 Secured Term Loan bears interest at a rate of LIBOR + 1.50%. As of December 31, 2016, the Company had not yet drawn on the 2016 Secured Term Loan.

2015 Secured Revolving Credit Facility—In March 2015, the Company entered into a secured revolving credit facility with a maximum capacity of $250.0 million (the "2015 Secured Revolving Credit Facility"). Borrowings under this credit facility bear interest at a floating rate indexed to one of several base rates plus a margin which adjusts upward or downward based upon the Company's corporate credit rating. An undrawn credit facility commitment fee ranges from 0.375% to 0.5%, based on average utilization each quarter. During the year ended December 31, 2016, the weighted average cost of the credit facility was 3.19%. Commitments under the revolving facility mature in March 2018. At maturity, the Company may convert outstanding borrowings to a one year term loan which matures in quarterly installments through March 2019. As of December 31, 2016, the Company had $250.0 million of borrowing capacity available under the 2015 Secured Revolving Credit Facility.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

2012 Secured Credit Facilities—In March 2012, the Company entered into an $880.0 million senior secured credit agreement providing for two tranches of term loans: a $410.0 million 2012 A-1 tranche due March 2016, which accrued interest at a rate of LIBOR + 4.00% (the "2012 Secured Tranche A-1 Facility"), and a $470.0 million 2012 A-2 tranche due March 2017, which accrued interest at a rate of LIBOR + 5.75% (the "2012 Secured Tranche A-2 Facility," together the "2012 Secured Credit Facilities"). The 2012 A-1 and A-2 tranches were issued at 98.0% of par and 98.5% of par, respectively, and both tranches included a LIBOR floor of 1.25%.

The 2012 Secured Tranche A-1 Facility was fully repaid in August 2013. In June 2016, proceeds from the 2016 Senior Secured Credit Facility were used to repay in full the remaining 2012 Secured Tranche A-2 Facility. During the years ended December 31, 2016, 2015 and 2014, repayments of the 2012 Secured Tranche A-2 Facility prior to maturity resulted in losses on early extinguishment of debt of $1.2 million, $0.3 million and $1.5 million, respectively, related to the accelerated amortization of discounts and unamortized deferred financing fees on the portion of the facility that was repaid. These amounts are included in "Loss on early extinguishment of debt, net" in the Company's consolidated statements of operations.

Unsecured Notes—In March 2016, the Company repaid its $261.4 million principal amount of 5.875% senior unsecured notes at maturity using available cash. In addition, the Company issued $275.0 million principal amount of 6.50% senior unsecured notes due July 2021. Proceeds from the offering were primarily used to repay in full the $265.0 million principal amount of senior unsecured notes due July 2016 and repay $5.0 million of the 2015 Secured Revolving Credit Facility. In addition, the Company retired its $200.0 million principal amount of 3.0% senior unsecured convertible notes due November 2016 with available cash after the conversion of $9.6 million principal amount into 0.8 million shares of the Company's common stock. The Company also repurchased and retired its $200.0 million principal amount of 1.50% senior unsecured convertible notes due November 2016 using available cash. During the year ended December 31, 2016, repayments of unsecured notes prior to maturity resulted in losses on early extinguishment of debt of $0.4 million. This amount is included in "Loss on early extinguishment of debt, net" in the Company's consolidated statements of operations.

Encumbered/Unencumbered Assets—As of December 31, 2016 and 2015, the carrying value of the Company's encumbered and unencumbered assets by asset type are as follows ($ in thousands):

	As of December 31,
	2016		2015
	Encumbered Assets	Unencumbered Assets	Encumbered Assets	Unencumbered Assets
Real estate, net	$881,212	$506,062	$723,710	$767,065
Real estate available and held for sale	—	237,531	103,604	182,511
Land and development, net	35,165	910,400	17,714	984,249
Loans receivable and other lending investments, net(1)(2)	172,581	1,142,050	170,162	1,314,823
Other investments	—	214,406	22,352	231,820
Cash and other assets	—	590,299	—	962,782
Total	$1,088,958	$3,600,748	$1,037,542	$4,443,250
_______________________________________________________________________________

(1)	As of December 31, 2016 and 2015, the amounts presented exclude general reserves for loan losses of $23.3 million and $36.0 million, respectively.

(2)	As of December 31, 2016 and 2015, the amounts presented exclude loan participations of $159.1 million and $153.0 million, respectively.

Debt Covenants

The Company's outstanding unsecured debt securities contain corporate level covenants that include a covenant to maintain a ratio of unencumbered assets to unsecured indebtedness of at least 1.2x and a covenant not to incur additional indebtedness (except for incurrences of permitted debt), if on a pro forma basis, the Company's consolidated fixed charge coverage ratio, determined in accordance with the indentures governing the Company's debt securities, is 1.5x or lower. If any of the Company's covenants are breached and not cured within applicable cure periods, the breach could result in acceleration of its debt securities unless a waiver or modification is agreed upon with the requisite percentage of the bondholders. If the Company's ability to incur additional indebtedness under the fixed charge coverage ratio is limited, the Company is permitted to incur indebtedness for the purpose of refinancing existing indebtedness and for other permitted purposes under the indentures.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The Company's 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility contain certain covenants, including covenants relating to collateral coverage, dividend payments, restrictions on fundamental changes, transactions with affiliates, matters relating to the liens granted to the lenders and the delivery of information to the lenders. In particular, the 2016 Senior Secured Credit Facility requires the Company to maintain collateral coverage of at least 1.25x outstanding borrowings on the facility. The 2015 Secured Revolving Credit Facility is secured by a borrowing base of assets and requires the Company to maintain both collateral coverage of at least 1.5x outstanding borrowings on the facility and a consolidated ratio of cash flow to fixed charges of at least 1.5x. The 2015 Secured Revolving Credit Facility does not require that proceeds from the borrowing base be used to pay down outstanding borrowings provided the collateral coverage remains at least 1.5x outstanding borrowings on the facility. To satisfy this covenant, the Company has the option to pay down outstanding borrowings or substitute assets in the borrowing base. In addition, for so long as the Company maintains its qualification as a REIT, the 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility permit the Company to distribute 100% of its REIT taxable income on an annual basis (prior to deducting certain cumulative net operating loss ("NOL") carryforwards). The Company may not pay common dividends if it ceases to qualify as a REIT.

The Company's 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility contain cross default provisions that would allow the lenders to declare an event of default and accelerate the Company's indebtedness to them if the Company fails to pay amounts due in respect of its other recourse indebtedness in excess of specified thresholds or if the lenders under such other indebtedness are otherwise permitted to accelerate such indebtedness for any reason. The indentures governing the Company's unsecured public debt securities permit the bondholders to declare an event of default and accelerate the Company's indebtedness to them if the Company's other recourse indebtedness in excess of specified thresholds is not paid at final maturity or if such indebtedness is accelerated.

Note 11—Commitments and Contingencies

Unfunded Commitments—The Company generally funds construction and development loans and build-outs of space in real estate assets over a period of time if and when the borrowers and tenants meet established milestones and other performance criteria. The Company refers to these arrangements as Performance-Based Commitments. In addition, the Company sometimes establishes a maximum amount of additional funding which it will make available to a borrower or tenant for an expansion or addition to a project if it approves of the expansion or addition in its sole discretion. The Company refers to these arrangements as Discretionary Fundings. Finally, the Company has committed to invest capital in several real estate funds and other ventures. These arrangements are referred to as Strategic Investments.

As of December 31, 2016, the maximum amount of fundings the Company may be required to make under each category, assuming all performance hurdles and milestones are met under the Performance-Based Commitments, that it approves all Discretionary Fundings and that 100% of its capital committed to Strategic Investments is drawn down, are as follows ($ in thousands):

	Loans and Other Lending Investments(1)	Real Estate	Other Investments	Total
Performance-Based Commitments	$366,287	$14,616	$25,574	$406,477
Strategic Investments	—	—	45,540	45,540
Total(2)	$366,287	$14,616	$71,114	$452,017
_______________________________________________________________________________

(1)	Excludes $158.7 million of commitments on loan participations sold that are not the obligation of the Company.

(2)	The Company did not have any Discretionary Fundings as of December 31, 2016.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Other Commitments—Total operating lease expense for the years ended December 31, 2016, 2015 and 2014 was $5.9 million, $6.0 million and $5.8 million, respectively. Future minimum lease obligations under non-cancelable operating leases are as follows ($ in thousands):

2017	$5,463
2018	4,552
2019	3,692
2020	3,696
2021	1,439
Thereafter	3,752

Legal Proceedings—The Company and/or one or more of its subsidiaries is party to various pending litigation matters that are considered ordinary routine litigation incidental to the Company's business as a finance and investment company focused on the commercial real estate industry, including loan foreclosure and foreclosure-related proceedings. In addition to such matters, the Company is a party to the following legal proceedings:

Shareholder Action
On March 7, 2014, a shareholder action purporting to assert derivative, class and individual claims was filed in the Circuit Court for Baltimore City, Maryland naming the Company, a number of our current and former senior executives (including our chief executive officer) and current and former directors as defendants.  The complaint sought unspecified damages and other relief and alleged breach of fiduciary duty, breach of contract and other causes of action arising out of shares of our common stock issued by the Company to our senior executives pursuant to restricted stock unit awards granted in December 2008 and modified in July 2011. On October 30, 2014, the Circuit Court granted the Company’s motion to dismiss all of plaintiffs' claims in this action. Plaintiffs appealed the dismissal of their claims and, on January 28, 2016, the Maryland Court of Special Appeals affirmed the order of the Circuit Court. Plaintiffs filed a petition for certiorari with the Maryland Court of Appeals, which agreed to hear the appeal. On January 20, 2017, the Maryland Court of Appeals (Maryland’s highest court) issued its opinion affirming the dismissal of all of plaintiffs’ claims against the Company and the other defendants.

U.S. Home Corporation ("Lennar") v. Settlers Crossing, LLC, et al. (Civil Action No. DKC 08-1863)
On January 22, 2015, the United States District Court for the District of Maryland (the "Court") entered a judgment in favor of the Company in the matter of Lennar v. Settlers Crossing, LLC, et al. (Civil Action No. DKC 08-1863). The litigation involved a dispute over the purchase and sale of approximately 1,250 acres of land in Prince George’s County, Maryland. The Court found that the Company is entitled to specific performance and awarded damages to it in the aggregate amount of: (i) the remaining purchase price to be paid by Lennar of $114.0 million; plus (ii) interest on the unpaid amount at a rate of 12% per annum, calculated on a per diem basis, from May 27, 2008, until Lennar proceeds to settlement on the land; plus (iii) real estate taxes paid by the Company; plus (iv) actual and reasonable attorneys' fees and costs incurred by the Company in connection with the litigation. Lennar appealed the Court's judgment and has posted an appeal bond. The Court granted Lennar's motion to stay the judgment pending appeal and also clarified the judgment that the unpaid amount will accrue simple interest at a rate of 12% annually, including while the appeal is pending. In the pending appeal before the United States Court of Appeals for the Fourth Circuit, oral argument is scheduled to be held on March 23, 2017. There can be no assurance as to the timing or actual receipt by the Company of amounts awarded by the Court or the outcome of the appeal. A third party purchased a participation interest in the Company's original loan and as of December 31, 2016 holds a 4.3% participation interest in all proceeds.

On a quarterly basis, the Company evaluates developments in legal proceedings that could require a liability to be accrued and/or disclosed. Based on its current knowledge, and after consultation with legal counsel, the Company believes it is not a party to, nor are any of its properties the subject of, any pending legal proceeding that would have a material adverse effect on the Company's consolidated financial statements.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 12—Risk Management and Derivatives
Risk management
In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different points in time and potentially at different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's lending investments or leases that result from a borrower's or tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans and other lending investments due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans, the valuation of real estate assets by the Company as well as changes in foreign currency exchange rates.
Risk concentrations—Concentrations of credit risks arise when a number of borrowers or tenants related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions.
Substantially all of the Company's real estate as well as assets collateralizing its loans receivable are located in the United States. As of December 31, 2016, the only states with a concentration greater than 10.0% were New York with 19.0% and California with 13.0%. As of December 31, 2016, the Company's portfolio contains concentrations in the following asset types: land 22.4%, office/industrial 22.9%, hotel 12.5%, entertainment/leisure 10.6%, condominium 10.0% and mixed use/mixed collateral 10.0%.
The Company underwrites the credit of prospective borrowers and tenants and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company's loans and real estate assets are geographically diverse and the borrowers and tenants operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or tenant, the inability of that borrower or tenant to make its payment could have a material adverse effect on the Company. As of December 31, 2016, the Company's five largest borrowers or tenants collectively accounted for approximately 18.4% of the Company's 2016 revenues, of which no single customer accounts for more than 5.9%.
Derivatives
The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate swaps, interest rate caps and foreign exchange contracts. The principal objective of such financial instruments is to minimize the risks and/or costs associated with the Company's operating and financial structure and to manage its exposure to interest rates and foreign exchange rates. Derivatives not designated as hedges are not speculative and are used to manage the Company's exposure to interest rate movements, foreign exchange rate movements, and other identified risks, but may not meet the strict hedge accounting requirements.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2016 and 2015 ($ in thousands):

	Derivative Assets as of December 31,				Derivative Liabilities as of December 31,
	2016		2015		2016		2015
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives Designated in Hedging Relationships
Foreign exchange contracts	Other Assets	$—	Other Assets	$39	Other Liabilities	$8	N/A	$—
Interest rate swaps	N/A	—	N/A	—	Other Liabilities	39	Other Liabilities	131
Total		$—		$39		$47		$131
Derivatives not Designated in Hedging Relationships
Foreign exchange contracts	Other Assets	$702	Other Assets	$378	N/A	$—	N/A	$—
Interest rate cap	Other Assets	25	Other Assets	1,105	N/A	—	N/A	—
Total		$727		$1,483		$—		$—

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The tables below present the effect of the Company's derivative financial instruments in the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the years ended December 31, 2016, 2015 and 2014 ($ in thousands):

Derivatives Designated in Hedging Relationships	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Accumulated Other Comprehensive Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings (Ineffective Portion)
For the Year Ended December 31, 2016
Interest rate cap	Interest Expense	$—	$(185)	N/A
Interest rate cap	Earnings from equity investments	(4)	(3)	N/A
Interest rate swaps	Interest Expense	(175)	(32)	N/A
Interest rate swaps	Earnings from equity investments	94	(378)	N/A
Foreign exchange contracts	Earnings from equity investments	(167)	—	N/A
For the Year Ended December 31, 2015
Interest rate cap	Interest Expense	—	(626)	N/A
Interest rate cap	Earnings from equity investments	(13)	(1)	N/A
Interest rate swaps	Interest Expense	(537)	170	N/A
Interest rate swap	Earnings from equity method investments	(528)	(464)	N/A
Foreign exchange contracts	Earnings from equity method investments	(124)	—	N/A
For the Year Ended December 31, 2014
Interest rate cap	Interest Expense	—	(56)	N/A
Interest rate cap	Other Expense	(2,984)	—	(3,634)
Interest rate cap	Earnings from equity method investments	(9)	—	N/A
Interest rate swaps	Interest Expense	(970)	(6)	N/A
Interest rate swap	Earnings from equity method investments	(753)	(420)	N/A
Foreign exchange contracts	Earnings from equity method investments	(471)	—	N/A

		Amount of Gain or (Loss) Recognized in Income
	Location of Gain or (Loss) Recognized in Income	For the Years Ended December 31,
Derivatives not Designated in Hedging Relationships		2016	2015	2014
Interest rate cap	Other Expense	$(1,080)	$(3,671)	$(1,347)
Foreign exchange contracts	Other Expense	1,115	2,403	7,257
Foreign Exchange Contracts—The Company is exposed to fluctuations in foreign exchange rates on investments it holds in foreign entities. The Company uses foreign exchange contracts to hedge its exposure to changes in foreign exchange rates on its foreign investments. Foreign exchange contracts involve fixing the U.S. dollar ("USD") to the respective foreign currency exchange rate for delivery of a specified amount of foreign currency on a specified date. The foreign exchange contracts are typically cash settled in USD for their fair value at or close to their settlement date.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in Accumulated Other Comprehensive Income as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of Accumulated Other Comprehensive Income into earnings when the hedged foreign entity is either sold or substantially liquidated. As of December 31, 2016, the Company had the following outstanding foreign currency derivatives that were used to hedge its net investments in foreign operations that were designated (Rs and $ in thousands):

Derivative Type	Notional Amount		Notional (USD Equivalent)	Maturity
Sells Indian rupee ("INR")/Buys USD Forward	₨	350,000	$5,089	April 2017
For derivatives not designated as net investment hedges, the changes in the fair value of the derivatives are reported in the Company's consolidated statements of operations within "Other Expense." As of December 31, 2016, the Company had the following outstanding foreign currency derivatives that were used to hedge its net investments in foreign operations that were not designated ($, €, and £ in thousands):

Derivative Type	Notional Amount	Notional (USD Equivalent)	Maturity
Sells euro ("EUR")/Buys USD Forward	€6,300	$7,095	January 2017
Sells pound sterling ("GBP")/Buys USD Forward	£3,400	$4,427	January 2017
The Company marks its foreign investments each quarter based on current exchange rates and records the gain or loss through "Other expense" in its consolidated statements of operations for loan investments or "Accumulated other comprehensive income (loss)," on its consolidated balance sheets for net investments in foreign subsidiaries. The Company recorded net gains (losses) related to foreign investments of $0.1 million, $(0.1) million and $0.1 million during the years ended December 31, 2016, 2015 and 2014, respectively, in its consolidated statements of operations.
Interest Rate Hedges—For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are reported in Accumulated Other Comprehensive Income (Loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in the Company's consolidated statements of operations. The Company entered into an interest rate swap to convert its variable rate debt to fixed rate on a $28.0 million secured term loan maturing in 2019. As of December 31, 2016, the Company had the following outstanding interest rate swap that was used to hedge its variable rate debt that was designated as a cash flow hedge ($ in thousands):

Derivative Type	Notional Amount	Variable Rate	Fixed Rate	Effective Date	Maturity
Interest rate swap	$26,396	LIBOR + 2.00%	3.47%	October 2012	November 2019
For derivatives not designated as cash flow hedges, the changes in the fair value of the derivatives are reported in the Company's consolidated statements of operations within "Other Expense." In August 2013, the Company entered into an interest rate cap agreement to reduce exposure to expected increases in future interest rates and the resulting payments associated with variable interest rate debt. In 2014, in connection with the full repayment and termination of one of the Company's credit facilities, the Company realized amounts in earnings from other comprehensive income (loss) as a portion of a hedge related to the Company's variable rate debt was no longer expected to be highly effective. The amount realized was a loss of $3.6 million recorded as a component of "Other expense" in the Company's consolidated statements of operations for the year ended December 31, 2014. As of December 31, 2016, the Company had the following outstanding interest rate cap that was used to hedge its variable rate debt that was not designated as a cash flow hedge ($ in thousands):

Derivative Type	Notional Amount	Variable Rate	Fixed Rate	Effective Date	Maturity
Interest rate cap	$500,000	LIBOR	1.00%	July 2014	July 2017
Over the next 12 months, the Company expects that $0.5 million relating to other cash flow hedges will be reclassified from "Accumulated other comprehensive income (loss)" into earnings.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Credit Risk-Related Contingent Features—The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

The Company reports derivative instruments on a gross basis in the consolidated financial statements. In connection with its foreign currency derivatives which were in a liability position as of December 31, 2016 and 2015, the Company has posted collateral of $0.4 million and $1.0 million, respectively, and is included in "Deferred expenses and other assets, net" on the Company's consolidated balance sheets. The Company's net exposure under these contracts was zero as of December 31, 2016.

Note 13—Equity

Preferred Stock—The Company had the following series of Cumulative Redeemable and Convertible Perpetual Preferred Stock outstanding as of December 31, 2016 and 2015:

			Cumulative Preferential Cash Dividends(1)(2)
Series	Shares Issued and Outstanding (in thousands)	Par Value	Liquidation Preference(3)(4)	Rate per Annum	Equivalent to Fixed Annual Rate (per share)
D	4,000	$0.001	$25.00	8.00%	$2.00
E	5,600	0.001	25.00	7.875%	1.97
F	4,000	0.001	25.00	7.80%	1.95
G	3,200	0.001	25.00	7.65%	1.91
I	5,000	0.001	25.00	7.50%	1.88
J (convertible)	4,000	0.001	50.00	4.50%	2.25
	25,800
_______________________________________________________________________________

(1)
Holders of shares of the Series D, E, F, G, I and J preferred stock are entitled to receive dividends, when and as declared by the Company's Board of Directors, out of funds legally available for the payment of dividends. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Company's Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the dividend payment date.

(2)
The Company declared and paid dividends of $8.0 million, $11.0 million, $7.8 million, $6.1 million and $9.4 million on its Series D, E, F, G and I Cumulative Redeemable Preferred Stock during the years ended December 31, 2016 and 2015. The Company declared and paid dividends of $9.0 million on its Series J Convertible Perpetual Preferred Stock during the years ended December 31, 2016 and 2015, respectively. The character of the 2016 dividends are as follows: 47.30% is a capital gain distribution, of which 76.15% represents unrecaptured section 1250 gain and 23.85% long term capital gain, and 52.70% is ordinary income. All 2015 dividends qualified as a return of capital for tax reporting purposes. There are no dividend arrearages on any of the preferred shares currently outstanding.

(3)
The Company may, at its option, redeem the Series D, E, F, G, and I Preferred Stock, in whole or in part, at any time and from time to time, for cash at a redemption price equal to 100% of the liquidation preference of $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

(4)
Each share of the Series J Preferred Stock is convertible at the holder's option at any time, initially into 3.9087 shares of the Company's common stock (equal to an initial conversion price of approximately $12.79 per share), subject to specified adjustments. The Company may not redeem the Series J Preferred Stock prior to March 15, 2018. On or after March 15, 2018, the Company may, at its option, redeem the Series J Preferred Stock, in whole or in part, at any time and from time to time, for cash at a redemption price equal to 100% of the liquidation preference of $50.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

High Performance Unit Program
In May 2002, the Company's shareholders approved the iStar HPU Program. The program entitled employee participants ("HPU Holders") to receive distributions if the total rate of return on the Company's common stock (share price appreciation plus dividends) exceeded certain performance thresholds over a specified valuation period. The Company established seven HPU plans that had valuation periods ending between 2002 and 2008 and the Company has not established any new HPU plans since 2005. HPU Holders purchased interests in the High Performance common stock for an aggregate initial purchase price of $9.8 million. The remaining four plans that had valuation periods which ended in 2005, 2006, 2007 and 2008, did not meet their required performance thresholds, none of the plans were funded and the Company redeemed the participants' units.
The 2002, 2003 and 2004 plans all exceeded their performance thresholds and were entitled to receive distributions equivalent to the amount of dividends payable on 819,254 shares, 987,149 shares and 1,031,875 shares, respectively, of the Company's

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

common stock as and when such dividends were paid on the Company's common stock. Each of these three plans had 5,000 shares of High Performance common stock associated with it, which was recorded as a separate class of stock within shareholders' equity on the Company's consolidated balance sheets. High Performance common stock carried 0.25 votes per share. Net income allocable to common shareholders is reduced by the HPU holders' share of earnings.
In August 2015, the Company repurchased and retired all of its outstanding 14,888 HPUs, representing approximately 2.8 million common stock equivalents. The Company repurchased these HPUs at fair value from current and former employees through an arms-length exchange offer. HPU holders could have elected to receive $9.30 in cash or 0.7 shares of iStar common stock, or a combination thereof, per common stock equivalent underlying the HPUs. Approximately 37% of the outstanding HPUs were exchanged for $9.8 million in cash and approximately 63% of the outstanding HPUs were exchanged for 1.2 million shares of iStar common stock with a fair value of $15.2 million, representing the number of shares issued at the closing price of the Company's common stock on August 13, 2015. The transaction value in excess of the HPUs carrying value of $9.8 million was recorded as a reduction to retained earnings (deficit) in the Company's consolidated statements of changes in equity.

Dividends—To maintain its qualification as a REIT, the Company must annually distribute, at a minimum, an amount equal to 90% of its taxable income, excluding net capital gains, and must distribute 100% of its taxable income (including net capital gains) to eliminate corporate federal income taxes payable by the REIT. The Company has recorded NOLs and may record NOLs in the future, which may reduce its taxable income in future periods and lower or eliminate entirely the Company's obligation to pay dividends for such periods in order to maintain its REIT qualification. As of December 31, 2015, the Company had $902.9 million of NOL carryforwards at the corporate REIT level that can generally be used to offset both ordinary taxable income and capital gain net income in future years. The NOL carryforwards will expire beginning in 2029 and through 2035 if unused. The amount of NOL carryforwards as of December 31, 2016 will be determined upon finalization of the Company's 2016 tax return. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation and certain asset impairments), in certain circumstances, the Company may generate operating cash flow in excess of its dividends, or alternatively, may need to make dividend payments in excess of operating cash flows. The 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility permit the Company to distribute 100% of its REIT taxable income on an annual basis (prior to deducting certain cumulative NOL carryforwards), as long as the Company maintains its REIT qualification. The 2016 Senior Secured Credit Facility and the 2015 Secured Revolving Credit Facility restrict the Company from paying any common dividends if it ceases to qualify as a REIT. The Company did not declare or pay any common stock dividends for the years ended December 31, 2016 and 2015.

Stock Repurchase Program—In February 2016, after having substantially utilized the remaining availability previously authorized, the Company's Board of Directors authorized a new $50.0 million stock repurchase program. After having substantially utilized the availability authorized in February 2016, the Company's Board of Directors authorized an increase to the stock repurchase program to $50.0 million, effective August 4, 2016. The program authorizes the repurchase of common stock from time to time in open market and privately negotiated purchases, including pursuant to one or more trading plans. During the year ended December 31, 2016, the Company repurchased 10.2 million shares of its outstanding common stock for $98.4 million, at an average cost of $9.67 per share. During the year ended December 31, 2015, the Company repurchased 5.7 million shares of its outstanding common stock for $70.4 million, at an average cost of $12.25 per share. As of December 31, 2016, the Company had remaining authorization to repurchase up to $50.0 million of common stock available to repurchase under its stock repurchase program.

Accumulated Other Comprehensive Income (Loss)—"Accumulated other comprehensive income (loss)" reflected in the Company's shareholders' equity is comprised of the following ($ in thousands):

	As of December 31,
	2016	2015
Unrealized gains (losses) on available-for-sale securities	$149	$(125)
Unrealized gains (losses) on cash flow hedges	27	(690)
Unrealized losses on cumulative translation adjustment	(4,394)	(4,036)
Accumulated other comprehensive income (loss)	$(4,218)	$(4,851)

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 14—Stock-Based Compensation Plans and Employee Benefits

Stock-Based Compensation—The Company recorded stock-based compensation expense, including the effect of performance incentive plans (see below), of $10.9 million, $12.0 million and $13.3 million, respectively, for the years ended December 31, 2016, 2015 and 2014 in "General and administrative" in the Company's consolidated statements of operations. As of December 31, 2016, there was $1.9 million of total unrecognized compensation cost related to all unvested restricted stock units that is expected to be recognized over a weighted average remaining vesting/service period of 2.07 years.
Performance Incentive Plans—The Company's Performance Incentive Plan ("iPIP") is designed to provide, primarily to senior executives and select professionals engaged in the Company's investment activities, long-term compensation which has a direct relationship to the realized returns on investments included in the plan. The following is a summary of granted iPIP points.
•In May 2014, the Company granted 73 iPIP points for the initial 2013-2014 investment pool.

•	In January 2015, the Company granted an additional 10 points for the 2013-2014 investment pool and 34 iPIP points for the 2015-2016 investment pool.

•	In January 2016, the Company granted an additional 10 iPIP points in the 2013-2014 investment pool and an additional 40 iPIP points in the 2015-2016 investment pool.

•	In June 2016, the Company granted an additional 2.5 points in the 2015-2016 investment pool.
All decisions regarding the granting of points under iPIP are made at the discretion of the Company's Board of Directors or a committee of the Board of Directors. The fair value of points is determined using a model that forecasts the Company's projected investment performance. The payout of iPIP is based on the amount of invested capital, investment performance and the Company's total shareholder return ("TSR") as compared to the average TSR of the NAREIT All REIT Index and the Russell 2000 Index during the relevant performance period for the investments in each pool. The Company, as well as any companies not included in each index at the beginning and end of the performance period, are excluded from calculation of the performance of such index. Point holders will not receive a distribution until the Company has received a full return of its capital plus a preferred return distribution, which is based on a preferred return hurdle rate of 9% per annum. Subject to certain vesting and employment requirements, point holders will be paid a combination of cash and stock. iPIP is a liability-classified award which will be remeasured each reporting period at fair value until the awards are settled. Compensation costs relating to iPIP are included in "General and administrative" in the Company's consolidated statements of operations. As of December 31, 2016 and 2015, the Company had accrued compensation costs relating to iPIP of $22.4 million and $16.6 million, respectively, which are included in "Accounts payable, accrued expenses and other liabilities" on the Company's consolidated balance sheets.
Long-Term Incentive Plan—The Company's shareholders approved the Company's 2009 Long-Term Incentive Plan (the "2009 LTIP") which is designed to provide incentive compensation for officers, key employees, directors and advisors of the Company. Shareholders approved amendments to the 2009 LTIP and the performance-based provisions of the 2009 LTIP in 2014. The 2009 LTIP provides for awards of stock options, shares of restricted stock, phantom shares, restricted stock units, dividend equivalent rights and other share-based performance awards. A maximum of 8,000,000 shares of common stock may be awarded under the 2009 LTIP. All awards under the 2009 LTIP are made at the discretion of the Company's Board of Directors or a committee of the Board of Directors.
As of December 31, 2016, an aggregate of 3.6 million shares remain available for issuance pursuant to future awards under the Company's 2009 Long-Term Incentive Plans.
Restricted Share Issuances—During the year ended December 31, 2016, the Company granted 92,057 shares of common stock to certain employees under the 2009 LTIP as part of annual incentive awards that included a mix of cash and equity awards. The weighted average grant date fair value per share of these share awards was $8.46 and the total fair value was $0.7 million. The shares are fully-vested and 58,667 shares were issued net of statutory minimum required tax withholdings. The employees are restricted from selling these shares for up to 18 months from the date of grant.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Restricted Stock Units
Changes in non-vested restricted stock units ("Units") during the year ended December 31, 2016 were as follows (number of shares and $ in thousands, except per share amounts):

	Number of Shares	Weighted Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Non-vested as of December 31, 2015	426	$12.90	$4,991
Granted	223	$10.11
Vested	(277)	$10.91
Forfeited	(82)	$17.49
Non-vested as of December 31, 2016	290	$11.33	$3,578
The total fair value of Units vested during the years ended December 31, 2016, 2015 and 2014 was $2.9 million, $0.1 million and $39.2 million, respectively. The weighted-average grant date fair value per share of Units granted during the years ended December 31, 2016, 2015 and 2014 was $10.11, $13.65 and $15.31, respectively.
As of December 31, 2016, 38,070 market-based Units did not meet the criteria to vest. The market-condition was based on the Company's TSR measured over a performance period ending on the vesting date of December 31, 2016. Under the terms of these Units, vesting ranged from 0% to 200% of the target amount of the awards, depending on the Company's TSR performance relative to the NAREIT All REITs Index (one-half of the target amount of the award) and the Russell 2000 Index (one-half of the target amount of the award) during the performance period. The Company and any companies not included in the index at the beginning and end of the performance period were excluded from calculation of the performance of such index. Based on the Company's TSR performance, the Units were below the minimum threshold payout level, resulting in no payout of awards.
2016 Restricted Stock Unit Activity—During the year ended December 31, 2016, the Company granted new stock-based compensation awards to certain employees in the form of long-term incentive awards, comprised of the following:

•
20,000 fully-vested shares of the Company's common stock granted on June 15, 2016. Under this award, 12,030 shares were issued as of that date, after deducting shares for minimum required statutory withholdings. In addition, 80,000 service-based Units were granted on June 15, 2016, representing the right to receive an equivalent number of shares of the Company's common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. The Units will vest in equal annual installments over four years on each anniversary of the grant date, if the employee remains employed by the Company on the vesting date, subject to certain accelerated vesting rights. Upon vesting of these Units, the holder will receive shares of the Company's common stock in the amount of the vested Units, net of statutory minimum required tax withholdings. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the Units vest and are settled. As of December 31, 2016, 80,000 of such service-based Units were outstanding.

•
122,817 service-based Units granted on January 29, 2016, representing the right to receive an equivalent number of shares of the Company's common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. The Units will cliff vest in one installment on December 31, 2018, if the employee remains employed by the Company on the vesting date, subject to certain accelerated vesting rights. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the Units vest and are settled. As of December 31, 2016, 109,417 of such service-based Units were outstanding.

As of December 31, 2016, the Company had the following additional stock-based compensation awards outstanding:

•
39,071 target amount of market-based Units granted on January 30, 2015, representing the right to receive an equivalent number of shares of the Company's common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. The performance is based on the Company's TSR, measured over a performance period ending on December 31, 2017, which is the date the awards cliff vest. Vesting will range from 0% to 200% of the target amount of the awards, depending on the Company’s TSR performance relative to the NAREIT All REITs Index (one-half of the target amount of the award) and the Russell 2000 Index (one-half of the target amount of the award) during the performance period. The Company, as well as any companies not included in each index at the beginning and end of the performance period, are excluded from calculation of the performance of such index. To the extent Units vest based on the Company's

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

TSR performance, holders will receive an equivalent number of shares of common stock (after deducting shares for minimum required statutory withholdings), if the employee remains employed by the Company on the vesting date, subject to certain accelerated vesting rights. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the Units vest and are settled. The fair values of the market-based Units were determined by utilizing a Monte Carlo model to simulate a range of possible future stock prices for the Company's common stock. The assumptions used to estimate the fair value of these market-based awards were 0.75% for risk-free interest rate and 28.14% for expected stock price volatility.

•
56,020 service-based Units granted on January 30, 2015, representing the right to receive an equivalent number of shares of the Company's common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. The Units will cliff vest in one installment on December 31, 2017, if the employee remains employed by the Company on the vesting date, subject to certain accelerated vesting rights. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the Units vest and are settled.

•
4,751 service-based Units granted on various dates, representing the right to receive an equivalent number of shares of the Company's common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. The Units have an original vesting term of three years. Upon vesting of these Units, holders will receive shares of the Company's common stock in the amount of the vested Units, net of statutory minimum required tax withholdings. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the Units vest and are settled.

Directors' Awards—Non-employee directors are awarded CSEs or restricted share awards at the time of the annual shareholders' meeting in consideration for their services on the Company's Board of Directors. During the year ended December 31, 2016, the Company awarded to non-employee Directors 12,953 CSEs and 72,537 restricted shares of common stock at a fair value per share of $9.65 at the time of grant. These CSEs and restricted shares have a vesting term of 7.5 months and one year, respectively. Dividends will accrue as and when dividends are declared by the Company on shares of its common stock, but will not be paid unless and until the CSEs and restricted shares of common stock vest and are settled. As of December 31, 2016, a combined total of 333,384 CSEs and restricted shares of common stock granted to members of the Company's Board of Directors remained outstanding under the Company's Non-Employee Directors Deferral Plan, with an aggregate intrinsic value of $4.1 million.

401(k) Plan—The Company has a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401(k) Plan following completion of three months of continuous service with the Company. Each participant may contribute on a pretax basis up to the maximum percentage of compensation and dollar amount permissible under Section 402(g) of the Internal Revenue Code not to exceed the limits of Code Sections 401(k), 404 and 415. At the discretion of the Company's Board of Directors, the Company may make matching contributions on the participant's behalf of up to 50% of the first 10% of the participant's annual compensation. The Company made gross contributions of $1.0 million, $1.0 million and $0.9 million, respectively, for the years ended December 31, 2016, 2015 and 2014.

Note 15—Earnings Per Share

Earnings per share ("EPS") is calculated using the two-class method, which allocates earnings among common stock and participating securities to calculate EPS when an entity's capital structure includes either two or more classes of common stock or common stock and participating securities. HPU holders were current and former Company employees who purchased high performance common stock units under the Company's High Performance Unit Program. These HPU units were treated as a separate class of common stock. All of the Company's outstanding HPUs were repurchased and retired on August 13, 2015 (refer to Note 13).

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The following table presents a reconciliation of income (loss) from continuing operations used in the basic and diluted EPS calculations ($ in thousands, except for per share data):

	For the Years Ended December 31,
	2016	2015	2014
Income (loss) from continuing operations	$(23,384)	$(115,050)	$(87,300)
Income from sales of real estate	105,296	93,816	89,943
Net (income) loss attributable to noncontrolling interests	(4,876)	3,722	704
Preferred dividends	(51,320)	(51,320)	(51,320)
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders, HPU holders and Participating Security Holders for basic earnings per common share(1)	$25,716	$(68,832)	$(47,973)
Add: Effect of joint venture shares	7	—	—
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders, HPU holders and Participating Security Holders for diluted earnings per common share(1)	$25,723	$(68,832)	$(47,973)
_______________________________________________________________________________

(1)	For the year ended December 31, 2016, includes income from operations allocable to Participating Security Holders of $8 on a basic and dilutive basis, respectively.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

	For the Years Ended December 31,
	2016	2015	2014
Earnings allocable to common shares:
Numerator for basic earnings per share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders	$25,708	$(67,449)	$(46,420)
Income from discontinued operations	18,264	14,774	12,698
Net income (loss) attributable to iStar Inc. and allocable to common shareholders	$43,972	$(52,675)	$(33,722)

Numerator for diluted earnings per share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders	$25,715	$(67,449)	$(46,420)
Income from discontinued operations	18,264	14,774	12,698
Net income (loss) attributable to iStar Inc. and allocable to common shareholders	$43,979	$(52,675)	$(33,722)

Denominator for basic and diluted earnings per share:
Weighted average common shares outstanding for basic earnings per common share	73,453	84,987	85,031
Add: Effect of assumed shares issued under treasury stock method or restricted stock units	84	—	—
Add: Effect of joint venture shares	298	—	—
Weighted average common shares outstanding for diluted earnings per common share	73,835	84,987	85,031

Basic earnings per common share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders	$0.35	$(0.79)	$(0.55)
Income from discontinued operations	0.25	0.17	0.15
Net income (loss) attributable to iStar Inc. and allocable to common shareholders	$0.60	$(0.62)	$(0.40)

Diluted earnings per common share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to common shareholders	$0.35	$(0.79)	$(0.55)
Income from discontinued operations	0.25	0.17	0.15
Net income (loss) attributable to iStar Inc. and allocable to common shareholders	$0.60	$(0.62)	$(0.40)

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

	For the Years Ended December 31,
	2016	2015	2014
Earnings allocable to HPUs (1):
Numerator for basic and diluted earnings per HPU share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to HPU holders	$—	$(1,383)	$(1,553)
Income from discontinued operations	—	303	424
Net income (loss) attributable to iStar Inc. and allocable to HPU holders	$—	$(1,080)	$(1,129)

Denominator for basic and diluted earnings per HPU share:
Weighted average HPUs outstanding for basic and diluted earnings per share	—	9	15

Basic and diluted earnings per HPU share:
Income (loss) from continuing operations attributable to iStar Inc. and allocable to HPU holders	$—	$(153.67)	$(103.54)
Income from discontinued operations	—	33.67	28.27
Net income (loss) attributable to iStar Inc. and allocable to HPU holders	$—	$(120.00)	$(75.27)
_______________________________________________________________________________

(1)	All of the Company's outstanding HPUs were repurchased and retired on August 13, 2015 (refer to Note 13).

For the years ended December 31, 2016, 2015 and 2014, the following shares were not included in the diluted EPS calculation because they were anti-dilutive (in thousands):

	For the Years Ended December 31,
	2016(1)	2015(1)	2014(1)
Joint venture shares	—	298	298
3.00% convertible senior unsecured notes	14,764	16,992	16,992
Series J convertible perpetual preferred stock	15,635	15,635	15,635
1.50% convertible senior unsecured notes	9,868	11,567	11,567
_______________________________________________________________________________

(1)	For the years ended December 31, 2015 and 2014, the effect of the Company's unvested Units, market-based Units and CSEs were anti-dilutive.

(2)	For the year ended December 31, 2016, the effect of 16 and 125 unvested time and market-based Units, respectively, were anti-dilutive.

Note 16—Fair Values
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy prioritizes the inputs to be used in valuation techniques to measure fair value:
Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:    Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3:    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
Certain of the Company's assets and liabilities are recorded at fair value either on a recurring or non-recurring basis. Assets required to be marked-to-market and reported at fair value every reporting period are classified as being valued on a recurring basis. Assets not required to be recorded at fair value every period may be recorded at fair value if a specific provision or other impairment is recorded within the period to mark the carrying value of the asset to market as of the reporting date. Such assets are classified as being valued on a non-recurring basis.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

The following fair value hierarchy table summarizes the Company's assets and liabilities recorded at fair value on a recurring and non-recurring basis by the above categories ($ in thousands):

		Fair Value Using
	Total	Quoted market prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2016
Recurring basis:
Derivative assets(1)	$727	$—	$727	$—
Derivative liabilities(1)	47	—	47	—
Available-for-sale securities(1)	21,666	—	—	21,666
Non-recurring basis:
Impaired loans(2)	7,200	—	—	7,200
Impaired real estate(3)	3,063	—	—	3,063
As of December 31, 2015
Recurring basis:
Derivative assets(1)	$1,522	$—	$1,522	$—
Derivative liabilities(1)	131	—	131	—
Available-for-sale securities(1)	1,161	—	—	1,161
Non-recurring basis:
Impaired loans(4)	3,200	—	—	3,200
_______________________________________________________________________________

(1)
The fair value of the Company's derivatives are based upon widely accepted valuation techniques utilized by a third-party specialist using observable inputs such as interest rates and contractual cash flow and are classified as Level 2. The fair value of the Company's available-for-sale securities are based upon unadjusted third-party broker quotes and are classified as Level 3.

(2)
The Company recorded a provision for loan losses on one loan with a fair value of $5.2 million using an appraisal based on market comparable sales. In addition, the Company recorded a recovery of loan losses on one loan with a fair value of $2.0 million based on proceeds to be received.

(3)	The Company recorded an impairment on one real estate asset with a fair value of $3.1 million based on a discount rate of 11% using discounted cash flows over a two year sellout period.

(4)	The Company recorded a provision for loan losses on one loan with a fair value of $3.2 million based on a discounted cash flow analysis using a discount rate of 14%.

The following table summarizes changes in Level 3 available-for-sale securities reported at fair value on the Company's consolidated balance sheets for the years ended December 31, 2016 and 2015 ($ in thousands):

	2016	2015
Beginning balance	$1,161	$1,167
Purchases	20,240	—
Repayments	(10)	(10)
Unrealized gains recorded in other comprehensive income	275	4
Ending balance	$21,666	$1,161
Fair values of financial instruments—The Company's estimated fair values of its loans receivable and other lending investments and outstanding debt was $1.5 billion and $3.6 billion, respectively, as of December 31, 2016 and $1.6 billion and $4.3 billion, respectively, as of December 31, 2015. The Company determined that the significant inputs used to value its loans receivable and other lending investments and debt obligations fall within Level 3 of the fair value hierarchy. The carrying value of other financial instruments including cash and cash equivalents, restricted cash, accrued interest receivable and accounts payable, approximate the fair values of the instruments. Cash and cash equivalents and restricted cash values are considered Level 1 on the fair value hierarchy. The fair value of other financial instruments, including derivative assets and liabilities, are included in the fair value hierarchy table above.

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Given the nature of certain assets and liabilities, clearly determinable market based valuation inputs are often not available, therefore, these assets and liabilities are valued using internal valuation techniques. Subjectivity exists with respect to these internal valuation techniques, therefore, the fair values disclosed may not ultimately be realized by the Company if the assets were sold or the liabilities were settled with third parties. The methods the Company used to estimate the fair values presented in the table above are described more fully below for each type of asset and liability.
Derivatives—The Company uses interest rate swaps, interest rate caps and foreign exchange contracts to manage its interest rate and foreign currency risk. The valuation of these instruments is determined using discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The Company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the respective counterparty's non-performance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of non-performance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The Company has determined that the significant inputs used to value its derivatives fall within Level 2 of the fair value hierarchy.
Impaired loans—The Company's loans identified as being impaired are nearly all collateral dependent loans and are evaluated for impairment by comparing the estimated fair value of the underlying collateral, less costs to sell, to the carrying value of each loan. Due to the nature of the individual properties collateralizing the Company's loans, the Company generally uses a discounted cash flow methodology through internally developed valuation models to estimate the fair value of the collateral. This approach requires the Company to make judgments in respect to significant unobservable inputs, which may include discount rates, capitalization rates and the timing and amounts of estimated future cash flows. For income producing properties, cash flows generally include property revenues, operating costs and capital expenditures that are based on current observable market rates and estimates for market rate growth and occupancy levels. For other real estate, cash flows may include lot and unit sales that are based on current observable market rates and estimates for annual revenue growth, operating costs, costs of completion and the inventory sell out pricing and timing. The Company will also consider market comparables if available. In more limited cases, the Company obtains external "as is" appraisals for loan collateral, generally when third party participations exist, and appraised values may be discounted when real estate markets rapidly deteriorate. The Company has determined that significant inputs used in its internal valuation models and appraisals fall within Level 3 of the fair value hierarchy.
Impaired real estate—If the Company determines a real estate asset available and held for sale is impaired, it records an impairment charge to adjust the asset to its estimated fair market value less costs to sell. Due to the nature of individual real estate properties, the Company generally uses a discounted cash flow methodology through internally developed valuation models to estimate the fair value of the assets. This approach requires the Company to make judgments with respect to significant unobservable inputs, which may include discount rates, capitalization rates and the timing and amounts of estimated future cash flows. For income producing properties, cash flows generally include property revenues, operating costs and capital expenditures that are based on current observable market rates and estimates for market rate growth and occupancy levels. For other real estate, cash flows may include lot and unit sales that are based on current observable market rates and estimates for annual market rate growth, operating costs, costs of completion and the inventory sell out pricing and timing. The Company will also consider market comparables if available. In more limited cases, the Company obtains external "as is" appraisals for real estate assets and appraised values may be discounted when real estate markets rapidly deteriorate. The Company has determined that significant inputs used in its internal valuation models and appraisals fall within Level 3 of the fair value hierarchy. Additionally, in certain cases, if the Company is under contract to sell an asset, it will mark the asset to the contracted sales price less costs to sell. The Company considers this to be a Level 3 input under the fair value hierarchy.
Loans receivable and other lending investments—The Company estimates the fair value of its performing loans and other lending investments using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. The Company determined that the significant inputs used to value its loans and other lending investments fall within Level 3 of the fair value hierarchy. For certain lending investments, the Company uses market quotes, to the extent they are available, that fall within Level 2 of the fair value hierarchy or broker quotes that fall within Level 3 of the fair value hierarchy.
Debt obligations, net—For debt obligations traded in secondary markets, the Company uses market quotes, to the extent they are available, to determine fair value and are considered Level 2 on the fair value hierarchy. For debt obligations not traded in secondary markets, the Company determines fair value using a discounted cash flow methodology, whereby contractual cash flows are discounted at rates that management determines best reflect current market interest rates that would be charged for debt

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

with similar characteristics and credit quality. The Company has determined that the inputs used to value its debt obligations under the discounted cash flow methodology fall within Level 3 of the fair value hierarchy.
Note 17—Segment Reporting

The Company has determined that it has four reportable segments based on how management reviews and manages its business. These reportable segments include: Real Estate Finance, Net Lease, Operating Properties and Land and Development. The Real Estate Finance segment includes all of the Company's activities related to senior and mezzanine real estate loans and real estate related securities. The Net Lease segment includes the Company's activities and operations related to the ownership of properties generally leased to single corporate tenants. The Operating Properties segment includes the Company's activities and operations related to its commercial and residential properties. The Land and Development segment includes the Company's activities related to its developable land portfolio.
The Company evaluates performance based on the following financial measures for each segment. The Company's segment information is as follows ($ in thousands):

	Real Estate Finance	Net Lease	Operating Properties	Land and Development	Corporate/Other(1)	Company Total
Year Ended December 31, 2016
Operating lease income	$—	$126,164	$64,593	$423	$—	$191,180
Interest income	129,153	—	—	—	—	129,153
Other income	4,658	1,632	33,216	3,170	3,838	46,514
Land development revenue	—	—	—	88,340	—	88,340
Earnings (loss) from equity method investments	—	3,567	33,863	30,012	9,907	77,349
Income from discontinued operations	—	18,270	—	—	—	18,270
Income from sales of real estate	—	21,138	75,357	8,801	—	105,296
Total revenue and other earnings	133,811	170,771	207,029	130,746	13,745	656,102
Real estate expense	—	(18,158)	(82,401)	(36,963)	—	(137,522)
Land development cost of sales	—	—	—	(62,007)	—	(62,007)
Other expense	(2,719)	—	—	—	(3,164)	(5,883)
Allocated interest expense	(57,787)	(65,880)	(23,156)	(34,888)	(39,687)	(221,398)
Allocated general and administrative(2)	(15,311)	(17,585)	(6,574)	(13,693)	(19,975)	(73,138)
Segment profit (loss) (3)	$57,994	$69,148	$94,898	$(16,805)	$(49,081)	$156,154
Other significant non-cash items:
Recovery of loan losses	$(12,514)	$—	$—	$—	$—	$(12,514)
Impairment of assets	—	4,829	5,855	3,800	—	14,484
Depreciation and amortization	—	31,380	17,887	1,296	1,097	51,660
Capitalized expenditures	—	3,667	56,784	109,548	—	169,999

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

	Real Estate Finance	Net Lease	Operating Properties	Land and Development	Corporate/Other(1)	Company Total

Year Ended December 31, 2015
Operating lease income	$—	$132,968	$77,454	$785	$—	$211,207
Interest income	134,687	—	—	—	—	134,687
Other income	9,737	350	34,637	1,219	3,981	49,924
Land development revenue	—	—	—	100,216	—	100,216
Earnings (loss) from equity method investments	—	5,221	1,663	16,683	8,586	32,153
Income from discontinued operations	—	15,077	—	—	—	15,077
Income from sales of real estate	—	40,082	53,734	—	—	93,816
Total revenue and other earnings	144,424	193,698	167,488	118,903	12,567	637,080
Real estate expense	—	(21,614)	(95,888)	(29,007)	—	(146,509)
Land development cost of sales	—	—	—	(67,382)	—	(67,382)
Other expense	(2,291)	—	—	—	(4,083)	(6,374)
Allocated interest expense	(57,109)	(66,504)	(28,014)	(32,087)	(40,925)	(224,639)
Allocated general and administrative(2)	(13,128)	(15,569)	(6,988)	(11,488)	(22,091)	(69,264)
Segment profit (loss) (3)	$71,896	$90,011	$36,598	$(21,061)	$(54,532)	$122,912
Other significant non-cash items:
Provision for loan losses	$36,567	$—	$—	$—	$—	$36,567
Impairment of assets	—	—	5,935	4,589	—	10,524
Depreciation and amortization	—	34,936	24,548	1,422	1,139	62,045
Capitalized expenditures	—	4,195	84,103	94,971	—	183,269

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

	Real Estate Finance	Net Lease	Operating Properties	Land and Development	Corporate/Other(1)	Company Total

Year Ended December 31, 2014
Operating lease income	$—	$138,506	$90,331	$835	$—	$229,672
Interest income	122,704	—	—	—	—	122,704
Other income	21,217	987	42,000	3,327	10,052	77,583
Land development revenue	—	—	—	15,191	—	15,191
Earnings (loss) from equity method investments	—	3,260	1,669	14,966	75,010	94,905
Income from discontinued operations	—	13,122	—	—	—	13,122
Income from sales of real estate	—	6,206	83,737	—	—	89,943
Total revenue and other earnings	143,921	162,081	217,737	34,319	85,062	643,120
Real estate expense	—	(22,407)	(113,504)	(26,918)	—	(162,829)
Land development cost of sales	—	—	—	(12,840)	—	(12,840)
Other expense	(243)	—	—	—	(6,097)	(6,340)
Allocated interest expense(5)	(58,043)	(72,089)	(39,535)	(29,432)	(25,384)	(224,483)
Allocated general and administrative(2)	(13,211)	(16,603)	(9,608)	(13,062)	(22,489)	(74,973)
Segment profit (loss) (3)	$72,424	$50,982	$55,090	$(47,933)	$31,092	$161,655
Other significant non-cash items:
Recovery of loan losses	$(1,714)	$—	$—	$—	$—	$(1,714)
Impairment of assets(5)	—	3,689	8,131	22,814	—	34,634
Depreciation and amortization(5)	—	35,645	32,142	1,440	1,148	70,375
Capitalized expenditures	—	3,933	61,186	80,119	—	145,238

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

	Real Estate Finance	Net Lease	Operating Properties	Land and Development	Corporate/Other(1)	Company Total

As of December 31, 2016
Real estate
Real estate, net	$—	$911,112	$476,162	$—	$—	$1,387,274
Real estate available and held for sale	—	155,051	82,480	—	—	237,531
Total real estate	—	1,066,163	558,642	—	—	1,624,805
Land and development, net	—	—	—	945,565	—	945,565
Loans receivable and other lending investments, net	1,450,439	—	—	—	—	1,450,439
Other investments	—	92,669	3,583	84,804	33,350	214,406
Total portfolio assets	$1,450,439	$1,158,832	$562,225	$1,030,369	$33,350	4,235,215
Cash and other assets						590,299
Total assets						$4,825,514

As of December 31, 2015
Real estate
Real estate, net	$—	$1,009,271	$481,504	$—	$—	$1,490,775
Real estate available and held for sale	—	148,841	137,274	—	—	286,115
Total real estate	—	1,158,112	618,778	—	—	1,776,890
Land and development, net	—	—	—	1,001,963	—	1,001,963
Loans receivable and other lending investments, net	1,601,985	—	—	—	—	1,601,985
Other investments	—	69,096	11,124	100,419	73,533	254,172
Total portfolio assets	$1,601,985	$1,227,208	$629,902	$1,102,382	$73,533	4,635,010
Cash and other assets						962,782
Total assets						$5,597,792
_______________________________________________________________________________

(1)
Corporate/Other represents all corporate level and unallocated items including any intercompany eliminations necessary to reconcile to consolidated Company totals. This caption also includes the Company's joint venture investments and strategic investments that are not included in the other reportable segments above.

(2)	General and administrative excludes stock-based compensation expense of $10.9 million, $12.0 million and $13.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)	The following is a reconciliation of segment profit to net income (loss) ($ in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Segment profit	$156,154	$122,912	$161,655
Less: Recovery of (provision for) loan losses	12,514	(36,567)	1,714
Less: Impairment of assets	(14,484)	(10,524)	(34,634)
Less: Depreciation and amortization	(51,660)	(62,045)	(70,375)
Less: Stock-based compensation expense	(10,889)	(12,013)	(13,314)
Less: Income tax benefit (expense)	10,166	(7,639)	(3,912)
Less: Loss on early extinguishment of debt, net	(1,619)	(281)	(25,369)
Net income (loss)	$100,182	$(6,157)	$15,765

iStar Inc.
Notes to Consolidated Financial Statements (Continued)

Note 18—Quarterly Financial Information (Unaudited)
The following table sets forth the selected quarterly financial data for the Company ($ in thousands, except per share amounts).

	For the Quarters Ended
	December 31,	September 30,	June 30,	March 31,
2016:
Revenue	$98,571	$124,054	$122,360	$110,202
Net income (loss)	$(8,461)	$58,155	$59,787	$(9,299)
Income from discontinued operations	$7,336	$3,721	$3,633	$3,580
Earnings per common share data(1):
Net income (loss) attributable to iStar Inc.
Basic(2)	$(19,252)	$46,292	$38,112	$(21,187)
Diluted(2)	$(19,252)	$51,453	$43,293	$(21,187)
Earnings per share
Basic	$(0.27)	$0.65	$0.52	$(0.27)
Diluted	$(0.27)	$0.44	$0.37	$(0.27)
Weighted average number of common shares
Basic	71,603	71,210	73,984	77,060
Diluted	71,603	115,666	118,510	77,060

2015:
Revenue	$164,980	$116,138	$104,946	$109,970
Net income (loss)	$19,974	$5,958	$(19,776)	$(12,313)
Income from discontinued operations	$6,186	$3,483	$3,374	$2,034
Earnings per common share data(1):
Net income (loss) attributable to iStar Inc.
Basic(3)	$7,685	$(6,072)	$(30,950)	$(22,553)
Diluted(3)	$7,684	$(6,072)	$(30,950)	$(22,553)
Earnings per share
Basic	$0.09	$(0.07)	$(0.36)	$(0.26)
Diluted	$0.09	$(0.07)	$(0.36)	$(0.26)
Weighted average number of common shares
Basic	83,162	85,766	85,541	85,497
Diluted	83,581	85,766	85,541	85,497
Earnings per HPU share data(1)(4):
Net income (loss) attributable to iStar Inc.
Basic and diluted	$—	$(94)	$(1,027)	$(749)
Earnings per share
Basic and diluted	$—	$(13.41)	$(68.47)	$(49.93)
Weighted average number of HPU shares—basic and diluted	—	7	15	15
_______________________________________________________________________________
(1) Basic and diluted EPS are computed independently based on the weighted-average shares of common stock and stock equivalents outstanding for each period. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

(2)	For the quarter ended June 30, 2016 includes net income attributable to iStar Inc. and allocable to Participating Security Holders of $20 and $14 on a basic and dilutive basis, respectively.

(3)	For the quarter ended December 31, 2015 includes net income attributable to iStar Inc. and allocable to Participating Security Holders of $5 and $5 on a basic and dilutive basis, respectively.

(4)	All of the Company's outstanding HPUs were repurchased and retired on August 13, 2015 (refer to Note 13).

iStar Inc.
Schedule II—Valuation and Qualifying Accounts and Reserves
($ in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Adjustments to Valuation Accounts	Deductions	Balance at End of Period
For the Year Ended December 31, 2014
Reserve for loan losses(1)(2)	$377,204	$(1,714)	$—	$(277,000)	$98,490
Allowance for doubtful accounts(2)	5,857	2,074	—	(4,285)	3,646
Allowance for deferred tax assets(2)	56,262	(6,246)	4,302	—	54,318
	$439,323	$(5,886)	$4,302	$(281,285)	$156,454
For the Year Ended December 31, 2015
Reserve for loan losses(1)(2)	$98,490	$36,567	$—	$(26,892)	$108,165
Allowance for doubtful accounts(2)	3,646	1,359	—	(1,621)	3,384
Allowance for deferred tax assets(2)	54,318	(310)	(98)	—	53,910
	$156,454	$37,616	$(98)	$(28,513)	$165,459
For the Year Ended December 31, 2016
Reserve for loan losses(1)(2)	$108,165	$(12,514)	$—	$(10,106)	$85,545
Allowance for doubtful accounts(2)	3,384	985	—	(1,781)	2,588
Allowance for deferred tax assets(2)	53,910	3,233	15,838	(6,483)	66,498
	$165,459	$(8,296)	$15,838	$(18,370)	$154,631
_____________________________________________________________

(1)	Refer to Note 6 to the Company's consolidated financial statements.

(2)	Refer to Note 3 to the Company's consolidated financial statements.

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
OFFICE FACILITIES:
Tempe, Arizona	OAZ002	$—	(1)	$1,033	$6,652	$2,938	$1,033	$9,590	$10,623	$3,503	1999	40.0
Tempe, Arizona	OAZ003	—	(1)	1,033	6,652	287	1,033	6,939	7,972	2,954	1999	40.0
Tempe, Arizona	OAZ004	—	(1)	1,033	6,652	205	1,033	6,857	7,890	2,941	1999	40.0
Tempe, Arizona	OAZ005	—		701	4,339	—	701	4,339	5,040	1,862	1999	40.0
Englewood, Colorado	OCO001	—	(1)	1,757	16,930	6,503	1,757	23,433	25,190	11,070	1999	40.0
Ft. Collins, Colorado	OCO002	2,795	(1)	—	16,752	48	—	16,800	16,800	6,196	2002	40.0
Largo, Maryland	OMD001	10,124	(1)	1,800	18,706	743	1,800	19,449	21,249	7,067	2002	40.0
Chelmsford, Massachusetts	OMA001	10,125	(1)	1,600	21,947	285	1,600	22,232	23,832	8,280	2002	40.0
Mt. Laurel, New Jersey	ONJ001	50,877		7,726	74,429	10	7,724	74,441	82,165	26,169	2002	40.0
Riverview, New Jersey	ONJ002	9,139	(1)	1,008	13,763	180	1,008	13,943	14,951	4,424	2004	40.0
Riverview, New Jersey	ONJ003	11,196		2,456	28,955	774	2,456	29,729	32,185	9,480	2004	40.0
Harrisburg, Pennsylvania	OPA001	—	(1)	690	26,098	(49)	690	26,049	26,739	9,958	2001	40.0
Irving, Texas	OTX001	—	(1)	1,364	10,628	5,780	2,373	15,399	17,772	6,711	1999	40.0
Richardson, Texas	OTX002	—		1,233	15,160	146	1,233	15,306	16,539	6,248	1999	40.0
Richardson, Texas	OTX004	—		1,230	5,660	1,046	1,230	6,706	7,936	2,622	1999	40.0
Subtotal		$94,256		$24,664	$273,323	$18,896	$25,671	$291,212	$316,883	$109,485
INDUSTRIAL FACILITIES:
Avondale, Arizona	IAZ001	—	(1)	2,519	7,481	1,686	2,519	9,167	11,686	2,128	2009	40.0
Avondale, Arizona	IAZ002	—	(1)	3,279	5,221	4,576	3,279	9,797	13,076	2,407	2009	40.0
Los Angeles, California	ICA001	17,100	(1)	11,635	19,515	5,943	11,635	25,458	37,093	5,768	2007	40.0
Fremont, California	ICA006	—	(1)	1,086	7,964	2,968	1,086	10,932	12,018	5,494	1999	40.0
Sunnyvale, California	ICA016	26,396		15,708	27,987	8,398	15,708	36,385	52,093	18,532	2004	40.0
Golden, Colorado	ICO001	—	(1)	832	1,379	—	832	1,379	2,211	358	2006	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation		Date Acquired	Depreciable Life (Years)
Jacksonville, Florida	IFL002	14,814	(1)	3,510	20,846	8,279	3,510	29,125	32,635	6,251		2007	40.0
Miami, Florida	IFL004	—	(1)	3,048	8,676	—	3,048	8,676	11,724	3,723		1999	40.0
Miami, Florida	IFL005	—	(1)	1,612	4,586	(1,408)	1,241	3,549	4,790	998		1999	40.0
Atlanta, Georgia	IGA001	12,894	(1)	2,791	24,637	349	2,791	24,986	27,777	5,737		2007	40.0
Bristol, Indiana	IIN001	—	(1)	462	9,224	—	462	9,224	9,686	2,888		2007	40.0
Everett, Massachusetts	IMA001	17,741	(1)	7,439	21,774	10,979	7,439	32,753	40,192	7,028		2007	40.0
Montague, Michigan	IMI001	—	(1)	598	9,814	1	598	9,815	10,413	3,105		2007	40.0
Bloomington, Minnesota	IMN001	—		403	1,147	(344)	1,206	—	1,206	—		1999	40.0
Little Falls, Minnesota	IMN002	—	(1)	6,705	17,690	—	6,225	18,170	24,395	5,411		2005	40.0
Elizabeth, New Jersey	INJ001	20,575	(1)	8,368	15,376	21,141	8,368	36,517	44,885	7,912		2007	40.0
El Reno, Oklahoma	IOK001	5,858		411	7,037	—	411	7,037	7,448	11	(3)	2016	40.0
La Porte, Texas	ITX004	12,803	(1)	1,631	27,858	(416)	1,631	27,442	29,073	6,243		2007	40.0
Fort Worth, Texas	ITX005	13,742		2,189	15,284	(5)	2,189	15,279	17,468	134	(3)	2016	40.0
Chesapeake, Virginia	IVA001	13,808	(1)	2,619	28,481	142	2,619	28,623	31,242	6,570		2007	40.0
Subtotal		$155,731		$76,845	$281,977	$62,289	$76,797	$344,314	$421,111	$90,698
LAND:
Scottsdale, Arizona	LAZ003			1,400	—	—	1,400	—	1,400	—		2011	0
Whittmann, Arizona	LAZ001	—		96,700	—	—	96,700	—	96,700	—		2010	0
Mammoth Lakes, California	LCA002	—	(1)	28,464	2,836	(11,000)	17,464	2,836	20,300	2,836		2010	0
Mammoth, California	LCA007			2,382	—	—	2,382	—	2,382	—		2007	0
Riverside, California	LCA003	—		87,300	—	(2,649)	84,651	—	84,651	—		2009	0
San Jose, California	LCA004	—		68,155	—	(22,099)	46,056	—	46,056	—		2000	0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation		Date Acquired	Depreciable Life (Years)
San Pedro, California	LCA005	—		84,100	—	29,314	113,414	—	113,414	—		2010	0
Santa Clarita Valley, California	LCA006	—		59,100	—	—	59,100	—	59,100	—		2010	0
Fort Myers, Florida	LFA001	—	(1)	7,600	—	—	7,600	—	7,600	—		2009	0
Indiantown, Florida	LFA002	—		8,100	—	—	8,100	—	8,100	—		2009	0
Key West, Florida	LFA007			5,883	—	235	5,883	235	6,118	—		2014	0
Miami, Florida	LFA006	—		9,300	—	(220)	9,080	—	9,080	—		2012	0
Naples, Florida	LFA003	—		26,600	—	42,503	26,600	42,503	69,103	—		2010	0
St. Lucie, Florida	LFA004			10,440	—	—	10,440	—	10,440	—		2013	0
Stuart, Florida	LFA005	—		9,300	—	—	9,300	—	9,300	—		2010	0
Savannah, Georgia	LGA001			3,800	—	(3,800)	—	—	—	—		2013	0
Savannah, Georgia	LGA002			1,400	—	—	1,400	—	1,400	—		2013	0
Cumming, Georgia	LGA003			3,915	—	—	3,915	—	3,915	—		2016	0
Chicago, Illinois	LIL001			31,500	—	—	31,500	—	31,500	—		2016	0
Clinton, Maryland	LMD001	—		102,938	—	—	102,938	—	102,938	—		2009	0
Lanham, Maryland	LMD002	—		2,486	—	—	2,486	—	2,486	—		1999	0
Detroit, Michigan	LMI001	—		5,374	—	—	5,374	—	5,374	—		2007	0
Asbury Park, New Jersey	LNJ001	—		43,300	—	61,178	104,478	—	104,478	528	(3)	2009	0
Brooklyn, New York	LNY002	—		58,900	—	(13,460)	45,440	—	45,440	—		2011	0
Brooklyn, New York	LNY003	—		3,277	—	25,491	3,277	25,491	28,768	—		2013	0
Long Beach, New York	LNY001	—		52,461	—	2,525	52,461	2,525	54,986	—		2009	0
Bend, Oregon	LOR002	—		20,326	—	(14,922)	5,404	—	5,404	—		2012	0
Warrington, Pennsylvania	LPA001			1,460	—	485	1,460	485	1,945	—		2011	0
Dallas, Texas	LTX001	—		3,375	—	—	3,375	—	3,375	—		2005	0
Dallas, Texas	LTX002	—		3,621	—	—	3,621		3,621	—		2005	0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation		Date Acquired	Depreciable Life (Years)
Chesterfield County, Virginia	LVA001	—		72,138	—	32,877	105,015	—	105,015	2,735	(3)	2009	0
Ranson, West Virginia	LWV001	—		9,083	—	—	9,083	—	9,083	—		2016	0
Subtotal		$—		$924,178	$2,836	$126,458	$979,397	$74,075	$1,053,472	$6,099
ENTERTAINMENT:
Decatur, Alabama	EAL001	—		277	359	(2)	277	357	634	115		2004	40.0
Huntsville, Alabama	EAL002	—		319	414	—	319	414	733	132		2004	40.0
Chandler, Arizona	EAZ001	—		793	1,027	—	793	1,027	1,820	328		2004	40.0
Chandler, Arizona	EAZ002	—		521	673	(3)	521	670	1,191	216		2004	40.0
Mesa, Arizona	EAZ004	—		630	815	—	630	815	1,445	261		2004	40.0
Peoria, Arizona	EAZ005	—		590	764	—	590	764	1,354	244		2004	40.0
Phoenix, Arizona	EAZ006	—		476	616	(3)	476	613	1,089	197		2004	40.0
Phoenix, Arizona	EAZ007	—		654	845	(4)	654	841	1,495	271		2004	40.0
Phoenix, Arizona	EAZ008	—		666	862	(5)	666	857	1,523	276		2004	40.0
Tempe, Arizona	EAZ009	—		460	596	—	460	596	1,056	190		2004	40.0
Alameda, California	ECA001	—		1,097	1,421	(1)	1,097	1,420	2,517	454		2004	40.0
Bakersfield, California	ECA002	—		434	560	1	434	561	995	179		2004	40.0
Bakersfield, California	ECA003	—		332	429	—	332	429	761	137		2004	40.0
Milpitas, California	ECA005	—		676	876	—	676	876	1,552	280		2004	40.0
Riverside, California	ECA006	—		720	932	—	720	932	1,652	298		2004	40.0
Rocklin, California	ECA007	—		574	743	(4)	574	739	1,313	238		2004	40.0
Sacramento, California	ECA008	—		392	508	(3)	392	505	897	163		2004	40.0
San Bernardino, California	ECA009	—		358	464	(2)	358	462	820	149		2004	40.0
San Diego, California	ECA010	—	(1)	—	18,000	—	—	18,000	18,000	5,608		2003	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
San Marcos, California	ECA011	—		852	1,101	(5)	852	1,096	1,948	353	2004	40.0
Thousand Oaks, California	ECA013	—	(1)	—	1,953	25,772	—	27,725	27,725	5,428	2008	40.0
Torrance, California	ECA014	—		659	852	(4)	659	848	1,507	273	2004	40.0
Visalia, California	ECA015	—		562	729	(1)	562	728	1,290	233	2004	40.0
W. Los Angeles, California	ECA004	—		1,642	2,124	(11)	1,642	2,113	3,755	680	2004	40.0
Aurora, Colorado	ECO002	—		640	827	—	640	827	1,467	265	2004	40.0
Denver, Colorado	ECO003	—		729	944	(1)	729	943	1,672	302	2004	40.0
Englewood, Colorado	ECO004	—		536	694	(3)	536	691	1,227	222	2004	40.0
Littleton, Colorado	ECO006	—		901	1,165	(6)	901	1,159	2,060	373	2004	40.0
Milford, Connecticut	ECT001	—		1,097	1,420	(7)	1,097	1,413	2,510	455	2004	40.0
Wilmington, Delaware	EDE001	—		1,076	1,390	3	1,076	1,393	2,469	445	2004	40.0
Boca Raton, Florida	EFL001	—	(1)	—	41,809	—	—	41,809	41,809	18,286	2005	27.0
Boynton Beach, Florida	EFL002	—		412	531	(2)	412	529	941	171	2004	40.0
Boynton Beach, Florida	EFL003	—	(1)	6,550	—	17,118	6,533	17,135	23,668	4,138	2006	40.0
Bradenton, Florida	EFL004	—		1,067	1,382	—	1,067	1,382	2,449	442	2004	40.0
Davie, Florida	EFL006	—		401	520	—	401	520	921	166	2004	40.0
Lakeland, Florida	EFL008	—		282	364	(2)	282	362	644	117	2004	40.0
Leesburg, Florida	EFL009	—		352	455	(1)	352	454	806	145	2004	40.0
Ocala, Florida	EFL011	—		437	567	—	437	567	1,004	181	2004	40.0
Ocala, Florida	EFL012	—		532	689	(1)	532	688	1,220	220	2004	40.0
Orange City, Florida	EFL014	—		486	629	—	486	629	1,115	201	2004	40.0
Pembroke Pines, Florida	EFL016	—		497	643	(3)	497	640	1,137	206	2004	40.0
Sarasota, Florida	EFL018	—		643	833	(5)	643	828	1,471	267	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
St. Petersburg, Florida	EFL019	—	(1)	4,200	18,272	—	4,200	18,272	22,472	5,411	2005	40.0
Tampa, Florida	EFL020	—		551	714	(4)	551	710	1,261	228	2004	40.0
Tampa, Florida	EFL021	—		364	470	(2)	364	468	832	151	2004	40.0
Venice, Florida	EFL022	—		507	656	—	507	656	1,163	210	2004	40.0
W. Palm Beach, Florida	EFL023	—	(1)	—	19,337	—	—	19,337	19,337	5,726	2005	40.0
Atlanta, Georgia	EGA001	—		510	660	(4)	510	656	1,166	211	2004	40.0
Augusta, Georgia	EGA002	—		286	371	—	286	371	657	119	2004	40.0
Conyers, Georgia	EGA003	—		474	613	(1)	474	612	1,086	196	2004	40.0
Marietta, Georgia	EGA004	—		581	752	(1)	581	751	1,332	240	2004	40.0
Savannah, Georgia	EGA005	—		718	930	(5)	718	925	1,643	298	2004	40.0
Woodstock, Georgia	EGA007	—		502	651	(4)	502	647	1,149	208	2004	40.0
Bloomington, Illinois	EIL001	—		335	434	—	335	434	769	139	2004	40.0
Bolingbrook, Illinois	EIL002	—		481	622	—	481	622	1,103	199	2004	40.0
Chicago, Illinois	EIL003	—	(1)	8,803	57	30,479	8,803	30,536	39,339	7,111	2006	40.0
Lyons, Illinois	EIL004	—		433	560	(3)	433	557	990	179	2004	40.0
Springfield, Illinois	EIL005	—		431	557	(3)	431	554	985	178	2004	40.0
Evansville, Indiana	EIN001	—		542	701	(4)	542	697	1,239	225	2004	40.0
Louisville, Kentucky	EKY001	—		417	539	—	417	539	956	172	2004	40.0
Louisville, Kentucky	EKY002	—		365	473	(2)	365	471	836	151	2004	40.0
Baltimore, Maryland	EMD001	—		428	554	(1)	428	553	981	177	2004	40.0
Baltimore, Maryland	EMD002	—		575	745	(1)	575	744	1,319	238	2004	40.0
Baltimore, Maryland	EMD003	—		362	468	(2)	362	466	828	150	2004	40.0
Gaithersburg, Maryland	EMD004	—		884	1,145	(6)	884	1,139	2,023	367	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
Hyattsville, Maryland	EMD006	—		399	518	(3)	399	515	914	166	2004	40.0
Laurel, Maryland	EMD007	—		649	839	(5)	649	834	1,483	269	2004	40.0
Linthicum, Maryland	EMD008	—		366	473	(2)	366	471	837	152	2004	40.0
Pikesville, Maryland	EMD009	—		398	516	(3)	398	513	911	165	2004	40.0
Timonium, Maryland	EMD011	—		1,126	1,458	(1)	1,126	1,457	2,583	466	2004	40.0
Auburn, Massachusetts	EMA001	—		523	678	(4)	523	674	1,197	217	2004	40.0
Chicopee, Massachusetts	EMA002	—		548	711	(1)	548	710	1,258	227	2004	40.0
Somerset, Massachusetts	EMA003	—		519	672	(4)	519	668	1,187	215	2004	40.0
Taunton, Massachusetts	EMA004	—		344	445	(1)	344	444	788	142	2004	40.0
Flint, Michigan	EMI002	—		516	667	(3)	516	664	1,180	214	2004	40.0
Grand Rapids, Michigan	EMI003	—		554	718	—	554	718	1,272	229	2004	40.0
Jackson, Michigan	EMI004	—		387	500	(2)	387	498	885	160	2004	40.0
Roseville, Michigan	EMI005	—		533	691	(4)	533	687	1,220	221	2004	40.0
Minneapolis, Minnesota	EMN001	—		666	861	(5)	666	856	1,522	276	2004	40.0
Burnsville, Minnesota	EMN002	—	(1)	2,962	—	17,164	2,962	17,164	20,126	4,422	2006	40.0
Rochester, Minnesota	EMN004	—	(1)	2,437	8,715	2,098	2,437	10,813	13,250	3,149	2006	40.0
Columbia, Missouri	EMO001	—		334	432	—	334	432	766	138	2004	40.0
N. Kansas City, Missouri	EMO004	—		878	1,139	—	878	1,139	2,017	364	2004	40.0
Aberdeen, New Jersey	ENJ001	—		1,560	2,019	(11)	1,560	2,008	3,568	647	2004	40.0
Wallington, New Jersey	ENJ002	—		830	1,075	(1)	830	1,074	1,904	343	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
Reno, Nevada	ENV001	—	440	569	(3)	440	566	1,006	182	2004	40.0
Bay Shore, New York	ENY001	—	603	779	(4)	603	775	1,378	250	2004	40.0
Centereach, New York	ENY002	—	442	571	—	442	571	1,013	183	2004	40.0
Cheektowaga, New York	ENY004	—	385	499	(2)	385	497	882	160	2004	40.0
Depew, New York	ENY005	—	350	453	(1)	350	452	802	145	2004	40.0
Melville, New York	ENY007	—	494	640	—	494	640	1,134	205	2004	40.0
Rochester, New York	ENY006	—	326	421	—	326	421	747	135	2004	40.0
Rochester, New York	ENY008	—	320	414	(2)	320	412	732	133	2004	40.0
Rochester, New York	ENY009	—	399	516	(2)	399	514	913	165	2004	40.0
Sayville, New York	ENY010	—	959	1,240	(7)	959	1,233	2,192	397	2004	40.0
Shirley, New York	ENY011	—	587	761	—	587	761	1,348	243	2004	40.0
Smithtown, New York	ENY012	—	521	675	(4)	521	671	1,192	216	2004	40.0
Syosset, New York	ENY013	—	711	920	(1)	711	919	1,630	294	2004	40.0
Syracuse, New York	ENY014	—	558	723	(4)	558	719	1,277	231	2004	40.0
Wantagh, New York	ENY015	—	747	967	—	747	967	1,714	309	2004	40.0
Webster, New York	ENY016	—	683	885	(5)	683	880	1,563	283	2004	40.0
West Babylon, New York	ENY017	—	1,492	1,933	(2)	1,492	1,931	3,423	618	2004	40.0
White Plains, New York	ENY018	—	1,471	1,904	(10)	1,471	1,894	3,365	610	2004	40.0
Asheville, North Carolina	ENC001	—	397	513	—	397	513	910	164	2004	40.0
Cary, North Carolina	ENC002	—	476	615	(3)	476	612	1,088	197	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
Charlotte, North Carolina	ENC003	—	410	530	(3)	410	527	937	170	2004	40.0
Charlotte, North Carolina	ENC004	—	402	520	(3)	402	517	919	167	2004	40.0
Durham, North Carolina	ENC005	—	948	1,227	(1)	948	1,226	2,174	392	2004	40.0
Goldsboro, North Carolina	ENC006	—	259	336	(2)	259	334	593	107	2004	40.0
Greensboro, North Carolina	ENC007	—	349	452	(1)	349	451	800	144	2004	40.0
Greenville, North Carolina	ENC008	—	640	828	—	640	828	1,468	265	2004	40.0
Hickory, North Carolina	ENC009	—	409	531	(1)	409	530	939	169	2004	40.0
Matthews, North Carolina	ENC010	—	965	1,249	(7)	965	1,242	2,207	400	2004	40.0
Raleigh, North Carolina	ENC011	—	475	615	(1)	475	614	1,089	197	2004	40.0
Winston-Salem, North Carolina	ENC012	—	494	638	(3)	494	635	1,129	205	2004	40.0
Canton, Ohio	EOH001	—	434	562	—	434	562	996	180	2004	40.0
Columbus, Ohio	EOH002	—	967	1,252	(7)	967	1,245	2,212	401	2004	40.0
Grove City, Ohio	EOH003	—	281	365	(2)	281	363	644	117	2004	40.0
Medina, Ohio	EOH004	—	393	508	—	393	508	901	163	2004	40.0
Edmond, Oklahoma	EOK001	—	431	557	(3)	431	554	985	178	2004	40.0
Tulsa, Oklahoma	EOK002	—	954	1,235	(1)	954	1,234	2,188	395	2004	40.0
Salem, Oregon	EOR002	—	393	508	(3)	393	505	898	163	2004	40.0
Boothwyn, Pennsylvania	EPA001	—	407	527	—	407	527	934	168	2004	40.0
Croydon, Pennsylvania	EPA002	—	421	544	—	421	544	965	174	2004	40.0
Pittsburgh, Pennsylvania	EPA003	—	409	528	(2)	409	526	935	169	2004	40.0
Pittsburgh, Pennsylvania	EPA004	—	407	527	(2)	407	525	932	169	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
San Juan, Puerto Rico	EPR001	—	950	1,230	(1)	950	1,229	2,179	393	2004	40.0
Cranston, Rhode Island	ERI001	—	850	1,100	(5)	850	1,095	1,945	352	2004	40.0
Greenville, South Carolina	ESC002	—	332	429	—	332	429	761	137	2004	40.0
Addison, Texas	ETX001	—	1,045	1,353	(1)	1,045	1,352	2,397	433	2004	40.0
Arlington, Texas	ETX002	—	593	767	(4)	593	763	1,356	246	2004	40.0
Conroe, Texas	ETX004	—	838	1,083	(5)	838	1,078	1,916	347	2004	40.0
Corpus Christi, Texas	ETX005	—	528	682	(3)	528	679	1,207	219	2004	40.0
Desota, Texas	ETX006	—	480	622	(3)	480	619	1,099	199	2004	40.0
Euless, Texas	ETX007	—	975	1,261	(7)	975	1,254	2,229	404	2004	40.0
Garland, Texas	ETX008	—	1,108	1,433	(7)	1,108	1,426	2,534	459	2004	40.0
Houston, Texas	ETX009	—	425	549	(58)	425	491	916	165	2004	40.0
Houston, Texas	ETX010	—	518	671	—	518	671	1,189	214	2004	40.0
Houston, Texas	ETX011	—	758	981	—	758	981	1,739	314	2004	40.0
Houston, Texas	ETX013	—	375	485	(2)	375	483	858	155	2004	40.0
Humble, Texas	ETX014	—	438	567	(3)	438	564	1,002	182	2004	40.0
Lewisville, Texas	ETX017	—	561	726	—	561	726	1,287	232	2004	40.0
Richardson, Texas	ETX018	—	753	976	(1)	753	975	1,728	312	2004	40.0
San Antonio, Texas	ETX019	—	521	675	—	521	675	1,196	216	2004	40.0
Stafford, Texas	ETX020	—	634	821	(4)	634	817	1,451	263	2004	40.0
Waco, Texas	ETX021	—	379	491	(3)	379	488	867	157	2004	40.0
Webster, Texas	ETX022	—	592	766	—	592	766	1,358	245	2004	40.0
Centreville, Virginia	EVA001	—	1,134	1,467	(1)	1,134	1,466	2,600	469	2004	40.0
Chesapeake, Virginia	EVA002	—	845	1,094	(1)	845	1,093	1,938	350	2004	40.0
Chesapeake, Virginia	EVA003	—	884	1,145	(6)	884	1,139	2,023	367	2004	40.0
Fredericksburg, Virginia	EVA004	—	953	1,233	(7)	953	1,226	2,179	395	2004	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
Grafton, Virginia	EVA005	—		487	632	(1)	487	631	1,118	202	2004	40.0
Lynchburg, Virginia	EVA006	—		425	550	(3)	425	547	972	176	2004	40.0
Mechanicsville, Virginia	EVA007	—		1,151	1,490	(8)	1,151	1,482	2,633	477	2004	40.0
Norfolk, Virginia	EVA008	—		546	707	—	546	707	1,253	226	2004	40.0
Petersburg, Virginia	EVA009	—		851	1,103	(1)	851	1,102	1,953	352	2004	40.0
Richmond, Virginia	EVA010	—		819	1,061	(1)	819	1,060	1,879	339	2004	40.0
Richmond, Virginia	EVA011	—		958	1,240	—	958	1,240	2,198	396	2004	40.0
Virginia Beach, Virginia	EVA012	—		788	1,020	(5)	788	1,015	1,803	327	2004	40.0
Williamsburg, Virginia	EVA013	—		554	716	(4)	554	712	1,266	229	2004	40.0
Quincy, Washington	EWA001	—	(1)	1,500	6,500	—	1,500	6,500	8,000	2,493	2003	40.0
Milwaukee, Wisconsin	EWI001	—		521	673	2	521	675	1,196	216	2004	40.0
S. Milwaukee, Wisconsin	EWI002	—		413	535	—	413	535	948	171	2004	40.0
Wauwatosa, Wisconsin	EWI004	—		793	1,025	(5)	793	1,020	1,813	328	2004	40.0
West Allis, Wisconsin	EWI005	—		1,124	1,455	—	1,124	1,455	2,579	465	2004	40.0
Subtotal		$—		$121,208	$237,284	$92,223	$121,191	$329,524	$450,715	$101,006
RETAIL:
Scottsdale, Arizona	RAZ003	—	(1)	2,625	4,875	2,569	2,625	7,444	10,069	1,193	2009	40.0
Scottsdale, Arizona	RAZ004	—		2,184	4,056	(1,588)	2,184	2,468	4,652	313	2009	40.0
Scottsdale, Arizona	RAZ005	—	(1)	2,657	2,666	(250)	2,657	2,416	5,073	526	2011	40.0
Colorado Springs, Colorado	RCO001	—	(1)	2,631	279	5,195	2,607	5,498	8,105	1,315	2006	40.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
St. Augustine, Florida	RFL003	—	(1)	3,950	—	10,285	3,908	10,327	14,235	2,649	2005	40.0
Honolulu, Hawaii	RHI001	—		3,393	21,155	(9,143)	3,393	12,012	15,405	2,634	2009	40.0
Chicago, Illinois	RIL002	—		14,934	29,675	19,353	14,934	49,028	63,962	5,099	2012	40.0
Chicago, Illinois	RIL001	—	(1)	—	336	1,572	—	1,908	1,908	875	2010	40.0
Albuquerque, New Mexico	RNM001	—	(1)	1,733	—	8,728	1,705	8,756	10,461	2,362	2005	40.0
Hamburg, New York	RNY001	—	(1)	731	6,073	699	711	6,792	7,503	2,099	2005	40.0
Columbia, South Carolina	RSC001	—		2,126	948	(723)	1,337	1,014	2,351	241	2007	40.0
Anthony, Texas	RTX001	—	(1)	3,538	4,215	(187)	3,514	4,052	7,566	1,101	2005	40.0
Draper, Utah	RUT001	—	(1)	3,502	—	5,975	3,502	5,975	9,477	1,515	2005	40.0
Ashburn, Virginia	RVA001	—	(1)	4,720	16,711	—	4,720	16,711	21,431	1,684	2011	40.0
Subtotal		$—		$48,724	$90,989	$42,485	$47,797	$134,401	$182,198	$23,606
HOTEL:
San Diego, California	HCA002	—		4,394	27,030	(871)	4,394	26,159	30,553	12,636	1998	40.0
Sonoma, California	HCA003	—		3,308	20,623	(664)	3,308	19,959	23,267	9,623	1998	40.0
Durango, Colorado	HCO001	—		1,242	7,865	(253)	1,242	7,612	8,854	3,662	1998	40.0
Atlanta, Georgia	HGA001	—	(1)	6,378	25,514	3,533	6,378	29,047	35,425	5,588	2010	40.0
Honolulu, Hawaii	HHI001	—		17,996	17,996	(31,160)	3,419	1,413	4,832	4,531	2009	40.0
Lihue, Hawaii	HHI002	—		3,000	12,000	5,071	3,000	17,071	20,071	2,298	2009	40.0
Asbury Park, New Jersey	HNJ001			3,815	40,194	2,828	3,815	43,022	46,837	909	2016	40.0
Salt Lake City, Utah	HUT001	—		5,620	32,695	(1,058)	5,620	31,637	37,257	15,407	1998	40.0
Seattle, Washington	HWA004	—		5,101	32,080	(1,031)	5,101	31,049	36,150	14,951	1998	40.0
Subtotal		$—		$50,854	$215,997	$(23,605)	$36,277	$206,969	$243,246	$69,605
APARTMENT/RESIDENTIAL:
Scottsdale, Arizona	AAZ001			2,423	—	5,126	2,423	5,126	7,549	—	2010	0.0

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at Close of Period
Location		Encumbrances		Land	Building and Improvements		Land	Building and Improvements	Total		Accumulated Depreciation		Date Acquired	Depreciable Life (Years)
Scottsdale, Arizona	AAZ002			—	1,788	(632)	—	1,156	1,156		—		2016	0.0
Mammoth, California	ACA002	—		10,078	40,312	(48,648)	348	1,394	1,742		—		2007	0.0
Atlanta, Georgia	AGA001	—		2,963	11,850	16,457	6,254	25,016	31,270		—		2010	0.0
Jersey City, New Jersey	ANJ001	—		36,405	64,719	(100,639)	175	310	485		—		2009	0.0
Philadelphia, Pennsylvania	APA001	—		44,438	82,527	(123,902)	1,072	1,991	3,063		—		2012	0.0
Philadelphia, Pennsylvania	APA002	—		15,890	29,510	(16,120)	15,890	13,390	29,280		—		2012	0.0
Seattle, Washington	AWA002	—		2,342	44,478	(32,266)	2,342	12,212	14,554		—		2009	0.0
Milwaukee, Wisconsin	OWI001	—		1,875	13,914	(6,147)	1,875	7,767	9,642		4,941		1999	40.0
Subtotal		$—		$116,414	$289,098	$(306,771)	$30,379	$68,362	$98,741		$4,941
MIXED USE:
Glendale, Arizona	MAZ002	—	(1)	10,182	52,544	33,138	10,182	85,682	95,864		13,148		2011	40.0
Riverside, California	MCA001	—		5,869	629	2	5,869	631	6,500		388		2010	40.0
Key West, Florida	MFL002			18,229	20,899	1,831	18,229	22,730	40,959		2,979		2014	40.0
Naples, Florida	MFL003			2,507	8,155	1,251	2,507	9,406	11,913		1,325		2014	40.0
Tampa, Florida	MFL004			4,201	14,652	902	4,201	15,554	19,755		1,708		2014	40.0
Atlanta, Georgia	MGA001	—	(1)	4,480	17,916	(16,564)	4,480	1,352	5,832		1,120		2010	40.0
Subtotal		$—		$45,468	$114,795	$20,560	$45,468	$135,355	$180,823		$20,668
Total(6)		$249,987		$1,408,355	$1,506,299	$32,535	$1,362,977	$1,584,212	$2,947,189	(4)	$426,108	(5)
_______________________________________________________________________________

(1)	Consists of properties pledged as collateral under the Company's secured credit facilities with a carrying value of $633.0 million.

(2)	Includes impairments and unit sales.

(3)	These properties have land improvements which have depreciable lives of 15 to 20 years.

(4)	The aggregate cost for Federal income tax purposes was approximately $3.14 billion at December 31, 2016.

(5)	Includes $6.5 million and $4.8 million relating to accumulated depreciation for land and development assets and real estate assets held for sale, respectively, as of December 31, 2016.

(6)	Excludes $49.2 million of deferred expenses and other assets that were reclassified to "Real estate available and held for sale" as of December 31, 2016.

iStar Inc.
Schedule III—Real Estate and Accumulated Depreciation (Continued)
As of December 31, 2016
($ in thousands)

The following table reconciles real estate from January 1, 2014 to December 31, 2016:

	2016	2015	2014
Balance at January 1	$3,200,342	$3,444,676	$3,589,072
Improvements and additions	169,999	183,269	145,238
Acquisitions through foreclosure	40,583	14,505	77,867
Other acquisitions	30,618	—	4,666
Dispositions	(484,810)	(431,928)	(341,453)
Impairments	(9,543)	(10,180)	(30,714)
Balance at December 31	$2,947,189	$3,200,342	$3,444,676
The following table reconciles accumulated depreciation from January 1, 2014 to December 31, 2016:

	2016	2015	2014
Balance at January 1	$(467,122)	$(481,980)	$(432,374)
Additions	(48,381)	(57,049)	(62,299)
Dispositions	89,395	71,907	12,693
Balance at December 31	$(426,108)	$(467,122)	$(481,980)

iStar Inc.
Schedule IV—Mortgage Loans on Real Estate
As of December 31, 2016
($ in thousands)

Type of Loan/Borrower	Underlying Property Type	Contractual Interest Accrual Rates	Contractual Interest Payment Rates	Effective Maturity Dates	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(1)(2)
Senior Mortgages:
Borrower A(3)	Apartment/Residential	LIBOR + 6.75%	LIBOR + 6.75%	January 2018	IO	$—	$236,504	$237,291
Borrower B	Office	LIBOR + 5.25%	LIBOR + 5.25%	December 2017	IO	—	168,901	168,213
Borrower C	Mixed Use/Mixed Collateral	LIBOR + 6%	LIBOR + 6%	July 2017	IO	—	128,445	129,062
Borrower D(4)	Hotel	LIBOR + 6%	LIBOR + 6%	July 2018	IO	—	86,000	86,321
Borrower E	Apartment/Residential	LIBOR + 8%	LIBOR + 8%	April 2018	IO	—	57,424	56,673
Borrower F(5)	Apartment/Residential	LIBOR + 6.5%	LIBOR + 6.5%	November 2018	IO	—	36,860	37,004
Senior mortgages individually <3%	Apartment/Residential, Retail, Land, Mixed Use/Mixed Collateral, Office, Hotel, Other	Fixed: 4% to 9.68% Variable: LIBOR + 3% to LIBOR + 7.5%	Fixed: 4% to 9.68% Variable: LIBOR + 3% to LIBOR + 7.5%	2017 to 2024			227,650	176,400
							941,784	890,964
Subordinate Mortgages:

Subordinate mortgages individually <3%	Retail, Hotel	Fixed: 6.8% to 14.0%	Fixed: 8.33% to 9.09%	2017 to 2057			24,925	24,941
							24,925	24,941
Total mortgages							$966,709	$915,905
_______________________________________________________________________________

(1)	Amounts are presented net of asset-specific reserves of $49.8 million on impaired loans. Impairment is measured using the estimated fair value of collateral, less costs to sell.

(2)	The carrying amount of mortgages approximated the federal income tax basis.

(3)	As of December 31, 2016, included a LIBOR interest rate floor of 0.19%.

(4)	As of December 31, 2016, included a LIBOR interest rate floor of 0.18%.

(5)	As of December 31, 2016, included a LIBOR interest rate floor of 0.25%.

iStar Inc.
Schedule IV—Mortgage Loans on Real Estate (Continued)
As of December 31, 2016
($ in thousands)

Reconciliation of Mortgage Loans on Real Estate:

The following table reconciles Mortgage Loans on Real Estate from January 1, 2014 to December 31, 2016(1):

	2016	2015	2014
Balance at January 1	$934,964	$726,426	$827,796
Additions:
New mortgage loans	25,893	237,031	476,332
Additions under existing mortgage loans	165,275	92,887	13,108
Other(2)	30,694	33,080	26,156
Deductions(3):
Collections of principal	(247,431)	(151,464)	(532,465)
Recovery of (provision for) loan losses	9,747	(6,186)	483
Transfers (to) from real estate and equity investments	(3,177)	3,261	(84,912)
Amortization of premium	(60)	(71)	(72)
Balance at December 31	$915,905	$934,964	$726,426
______________________________________________________________

(1)	Balances represent the carrying value of loans, which are net of asset specific reserves.

(2)	Amount includes amortization of discount, deferred interest capitalized and mark-to-market adjustments resulting from changes in foreign exchange rates.

(3)	Amounts are presented net of charge-offs of $10.1 million, $1.0 million and $239.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.